Exhibit 2.1

MEMBERSHIP PURCHASE AGREEMENT

Dated as of March 7, 2018

Among

Route1 Security Corporation

and

Route1 Inc.

and

XpresSpa Group, Inc.

TABLE OF CONTENTS

 Page

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		1
2.	PURCHASE AND SALE OF Purchased Membership; ADDITIONAL CONSIDERATION		9
	2.1	Purchase and Sale of Purchased Membership.	9
	2.2	Purchase Price.	9
	2.3	Remaining Cash Balance; Net Working Capital.	10
	2.4	Other Payments.	10
	2.5	Withholding Rights.	11
	2.6	The Closing.	12
3.	REPRESENTATIONS AND WARRANTIES OF THE seller		12
	3.1	Data Room Information.	12
	3.2	Organization; Predecessors.	12
	3.3	Power and Authorization.	13
	3.4	Authorization of Governmental Authorities.	13
	3.5	Non-contravention.	13
	3.6	Capitalization of the Company.	13
	3.7	Subsidiaries and Investments.	14
	3.8	Financial Statements.	14
	3.9	Absence of Undisclosed Liabilities.	14
	3.10	Absence of Certain Developments.	14
	3.11	Debt; Guarantees.	17
	3.12	Ownership of Assets; Sufficiency.	17
	3.13	Accounts Receivable; Accounts Payable.	17
	3.14	Real Property.	18
	3.15	Intellectual Property.	18
	3.16	Legal Compliance; Illegal Payments; Permits.	19
	3.17	Tax Matters.	20
	3.18	Environmental Matters.	22
	3.19	Contracts.	22
	3.20	Affiliate Transactions.	25
	3.21	Customers and Suppliers.	25

- ii -

	3.22	Employees.	25
	3.23	Litigation; Governmental Orders.	26
	3.24	Product Warranties; Product Recalls.	26
	3.25	Insurance.	26
	3.26	Inventory.	27
	3.27	Bank Accounts.	27
	3.28	Disclosure.	27
	3.29	Title.	27
	3.30	No Brokers.	27
	3.31	Securities Law Matters.	27
	3.32	Restricted Securities; Legend.	28
	3.33	Access to Information.	28
	3.34	Reliance Upon Representations.	28
	3.35	Exculpation.	29
	3.36	Books and Records.	29
4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ROUTE1		29
	4.1	Organization.	29
	4.2	Power and Authorization.	29
	4.3	Authorization of Governmental Authorities.	30
	4.4	Non-contravention.	30
	4.5	No Brokers.	30
	4.6	Securities Filings; Financial Statements.	30
	4.7	Capitalization of Route1.	31
	4.8	Subsidiaries and Investments.	32
	4.9	Access to Information.	32
	4.10	Customers and Suppliers.	32
	4.11	Litigation.	32
	4.12	Taxes.	33
	4.13	Insurance.	33
	4.14	Disclosure.	33
	4.15	Independent Investigation.	33
	4.16	Exculpation.	33
	4.17	Investment Representation.	33
	4.18	Assets.	33
	4.19	Conduct of the Business.	34

- iii -

	4.20	Legal Compliance; Illegal Payments.	35
	4.21	Acknowledgment of Disclaimer of Profits/Prospects.	35
5.	COVENANTS		35
	5.1	Closing.	35
	5.2	Operation of Business.	35
	5.3	Notices and Consents.	36
	5.4	Buyer’s Access to Premises; Information.	36
	5.5	Notice of Developments.	36
	5.6	Transaction Expenses; Debt.	36
	5.7	Seller’s Release.	36
	5.8	Confidentiality.	37
	5.9	Publicity.	37
	5.10	Further Assurances.	37
	5.11	Release.	37
	5.12	Route1 Securities Restrictions.	38
	5.13	Consignment of Excluded Inventory.	39
	5.14	Leases.	39
	5.15	Pre-Closing Balance Sheet.	39
6.	CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING		40
	6.1	Representations and Warranties.	40
	6.2	Performance.	40
	6.3	Evidence of Transfer of Membership Interest to Buyer.	40
	6.4	Qualifications.	40
	6.5	Absence of Litigation.	40
	6.6	Consents, etc.	40
	6.7	FIRPTA Certificate.	41
	6.8	Intentionally omitted.	41
	6.9	Proceedings and Documents.	41
	6.10	No Debt.	41
	6.11	Resignations and Releases and Revocations.	41
	6.12	No Material Adverse Effect.	41
	6.13	Releases and Discharges.	41
	6.14	Excalibur Assets.	41
	6.15	Non-Competition, Non-Solicitation and Non-Disclosure Agreement.	41
	6.16	Intentionally omitted.	41

- iv -

	6.17	Excalibur Seller Acknowledgement.	42
	6.18	Authorization.	42
	6.19	Delivery of Certificates and Documents to Buyer and Route1.	42
	6.20	Guarantees.	42
	6.21	Liabilities.	42
7.	CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING		42
	7.1	Representations and Warranties.	42
	7.2	Performance.	43
	7.3	Qualifications.	43
	7.4	Absence of Litigation.	43
	7.5	Consents, etc.	43
	7.6	Proceedings and Documents.	43
	7.7	Route1 Securities.	43
	7.8	Ancillary Agreements.	43
	7.9	No Material Adverse Effect.	43
	7.10	Authorization.	43
	7.11	Delivery of Certificates and Documents to Seller.	44
	7.12	Tennessee Lease.	44
	7.13	Guarantees.	44
	7.14	Liabilities.	44
8.	termination		44
	8.1	Termination.	44
9.	INDEMNIFICATION; INSURANCE; LIMITATION ON LIABILITY		45
	9.1	Indemnification by the Seller.	45
	9.2	Indemnity by the Buyer, Route1 and Company.	45
	9.3	Notice; Defense of Claims.	46
	9.4	Limitation of Liability.	46
10.	TAX MATTERS		47
	10.1	Cooperation on Tax Matters.	47
	10.2	Straddle Period.	47
	10.3	Transfer Taxes.	47
11.	Post-Closing Covenants		47
	11.1	Further Assurances; Cooperation.	47
	11.2	Bar Financial Statements.	48
	11.3	Use of Names.	48

- v -

	11.4	Tax Returns.	48
	11.5	Survival of Representations and Warranties.	48
	11.6	Route1 Guarantee for Buyer.	48
	11.7	Intentionally Omitted.	48
	11.8	Buyer Parties Books and Records; Audit Rights.	48
	11.9	Company Books and Records.	49
	11.10	Transferability to Successors.	49
	11.11	Information Required for the Business.	49
12.	MISCELLANEOUS		50
	12.1	Notices.	50
	12.2	Succession and Assignment; No Third-Party Beneficiary.	51
	12.3	Amendments and Waivers.	51
	12.4	Entire Agreement.	52
	12.5	Intentionally omitted.	52
	12.6	Counterparts; Electronic Execution.	52
	12.7	Severability.	52
	12.8	Headings.	52
	12.9	Construction.	52
	12.10	Governing Law.	53
	12.11	Jurisdiction; Venue; Service of Process.	53
	12.12	Specific Performance.	53
	12.13	Waiver of Jury Trial.	54
	12.14	Representation by Counsel.	54
Exhibit A Non-Competition, Non-Solicitation and Non-Disclosure Agreement			A-1
Exhibit B Warrant			B-1

MEMBERSHIP PURCHASE AGREEMENT

This Membership Purchase Agreement dated as of March 7, 2018 (“Effective Date”) (as amended or otherwise modified, the “Agreement”) is among XpresSpa Group, Inc. (formerly known as FORM Holdings Corp.), a Delaware corporation (the “Seller”), Route1 Security Corporation, a Delaware corporation (the “Buyer”), and Route1 Inc., an Ontario corporation (“Route1”).

RECITALS

WHEREAS, the Seller is the owner of 100% of the outstanding membership interests in Group Mobile Int’l, LLC, an Arizona limited liability company (the “Company”), and there are no other equity interests (or rights to acquire any equity interest) in the Company;

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the membership interests of the Company owned by the Seller being 100% of the membership interests of the Company (the “Purchased Membership”) upon the terms and subject to the conditions included in this Agreement; and

WHEREAS, the Seller desires to have Route1 provide certain consideration, assurances and guarantees with regard to the Contemplated Transactions.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer, the Seller and Route1 hereby agree as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

As used herein, the following terms will have the following meanings:

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, opposition, interference, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority or any arbitrator or arbitral body.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person, including but not limited to direct and indirect Subsidiaries.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the non-competition, non-solicitation and non-disclosure agreement attached as Exhibit A and the Warrant attached hereto as Exhibit B.

“Arizona Warehouse Lease” means the lease between Group Mobile Int’l, LLC and JEMCO Fairview East Property LLC dated September 23, 2016 for the property located at 600 S. 56th Street, Suite 4, Chandler, AZ 85226.

“Assets” means all properties, rights and assets, whether real or personal and whether tangible or intangible (except for such assets which have been sold or otherwise disposed of in the Ordinary Course of Business).

“BAR Financial Statements” means (i) an audited statement of comprehensive income, a statement of changes in equity and statement of cash flows for the fiscal year ended December 31, 2017, together with a statement of financial position as at such date and note to such financial statements, and (ii) unaudited statement of comprehensive income, a statement of changes in equity and statement of cash flows for the fiscal year ended December 31, 2016, together with a statement of financial position as at such date and note to such financial statements.

“Base Price” has the meaning set forth in Section 2.2.

“Business” means the businesses conducted by the Company (including for greater certainty the business previously carried on by Excalibur Integrated Systems Inc.) consisting of the marketing and sale of rugged, mobile and field-use computing products including the provision of procurement consulting, configuration, integration, implementation and customization services as well as network maintenance, hardware repair, help desk and email management services related thereto.

“Business Day” means any weekday other than a weekday on which banks in Toronto, Ontario and New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer Disclosure Documents” means the documents publicly filed by Route1 under its profile at www.sedar.com since December 31, 2015.

“Buyer Parties” means the Buyer, Route1, and their Affiliates and the Company (after the Closing Date) and the Company’s Affiliates (after the Closing Date).

“Buyer’s Knowledge” (or any similar reference to the Knowledge of the Buyer) means the knowledge of the directors and officers of Buyer and Route1, and the knowledge such individuals would have had if they had conducted a diligent inquiry into the relevant subject matter in the files (and with current employees, attorneys, financial advisors, and agents) of the Buyer and Route1.

“Change of Control” means the occurrence of any of the following events (but shall exclude for greater certainty any reorganization, assignment or transfer among Affiliates of Route1):

(a)	Change of ownership of a company, whereby a Person acquires securities of that company representing 50% or more of the total voting power represented by that company’s then outstanding voting securities (excluding any such voting securities held by that company or its Affiliates or by any employee benefit plan of that company) pursuant to a transaction or a series of related transactions; or

(b)	(i) A merger, acquisition or consolidation of a company, other than a merger, acquisition or consolidation which would result in the voting securities of that company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such company) more than 50% of the total voting power represented by the voting securities of that company or such surviving entity or parent of such company, as the case may be, outstanding immediately after such merger, acquisition or consolidation, or (ii) the sale or disposition by a company of all or substantially all of that company’s assets in a transaction.

“Closing Date” means 2 Business Days following Route1’s receipt of the approval of the TSX Venture Exchange, provided that the Closing shall not be later than the Outside Date.

“Closing Debt” means the Debt of the Company as at the Closing Time.

“Closing Time” means 10:00 am Eastern Time on the Closing Date or such other time as mutually agreed by the parties.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company” is defined in the Recitals to this Agreement.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or used by the Company in connection with the Business, including all Intellectual Property rights in and to Company Technology.

“Company Technology” means any and all Technology developed, or being developed, by the Company.

“Compensation” means, with respect to any Person, all salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of equity interests), required to be made or that have been made directly or indirectly to such Person or Affiliates of such Person.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Purchased Membership and (b) the execution, delivery and performance of the Ancillary Agreements.

“Control” means, with respect to a company, (a) ownership or control of greater than fifty percent (50%) of the equity securities representing the right to vote for the election of directors or other managing authority of such company, or (b) possession of the power, directly or indirectly, to direct the policies or management that guide the ongoing activities of such company, including specifically the ability to direct the management of such company to comply with the terms of this Agreement.

“Cost of Revenue” means for any period, the total cost of product or services leased or sold, including all direct costs incurred in connection with such sale or lease, including transportation and delivery costs to obtain such sale or lease and direct shipping charges of the Company for such period determined in accordance with GAAP.

“Data Room Information” means all material information, records and documents related to the Company or Excalibur Integrated Systems Inc. or their respective businesses contained on the Data Site and made available to Route1 and its advisors prior to the Effective Date.

“Data Site” means the online data room first made available to Route1 on December 7, 2017.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions by the Company and, for the avoidance of doubt, in each case, whether or not contingent), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances (in each case whether or not drawn, contingent or otherwise), (f) in respect of deferred compensation for services, (g) in respect of severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar Liabilities payable in connection with the Contemplated Transactions, (h) for contractual obligations relating to interest rate protection, swap agreements and collar agreements, (i) any Liability for income Tax related to any period prior to the Closing Time, (j) any Liability of the Company for any Liabilities of Excalibur Integrated Systems Inc. or the Seller, and (k) in the nature of guarantees by the Company of the obligations described in clauses (a) through (j) above of any other Person. For greater certainty, “Debt” shall not include trade payables or accruals incurred in the Ordinary Course of Business.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing, the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the indoor or outdoor environment or worker safety or health or (c) the generation, manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, including, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq. and all regulations promulgated thereto.

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Excalibur Stock Purchase Agreement” means the Stock Purchase Agreement dated as of February 2, 2017 among, FORM Holdings Corp., Excalibur Integrated Systems Inc., Rodger Jenkins and Gregory Jones.

“Excluded Inventory” means the inventory described in Schedule 5.13.

“Facilities” means any buildings or structures located on the Leased Real Property.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any Canadian federal, provincial or municipal government, United States federal, state or local government or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, directive, determination or award entered by or with any Governmental Authority.

“Gross Profit” means for any period, the sales revenue of the Company for products or services sold, leased or otherwise provided by the Company to a third party for such period determined in accordance with GAAP less the Cost of Revenue for such period.

“IFRS” means International Financial Reporting Standards.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim.

“Indemnifying Party” means, with respect to any Indemnity Claims, the party against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under this Agreement.

“Intellectual Property Rights” means the entire right, title, and interest in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including without limitation (a) patents, copyrights, mask work rights, confidential information, trade secrets, database rights, and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (c) domain names, rights of privacy and publicity, and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights, and contractual rights relating to any of the foregoing; and (e) all rights to sue or bring Actions at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Leased Real Property” has the meaning set forth in Section 3.14.1.

“Legal Requirement” means any Canadian federal, provincial or municipal, United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, guidance, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law and any rules or orders of any stock exchange on which common shares or common stock of a company, as applicable, may be listed.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Losses” is defined in Section 9.1.

“Material Adverse Effect” means any event, occurrence, change in facts, condition or other change or effect on, the business, operations, results of operations, Assets or condition (financial or otherwise) of a Person which is reasonably likely to be materially adverse to the business, operations, results of operations, Assets or condition (financial or otherwise) of the Person, taken as a whole, or to the ability to operate the business immediately after the Closing Date in the manner operated in the Ordinary Course of Business before Closing Date. For purposes hereof, an event, occurrence, change in facts, condition or other change or effect which has resulted or is reasonably likely to result in Losses of at least US$100,000 shall be deemed to constitute a Material Adverse Effect.

“Material Change” means, (i) a change in the business, operations or capital of the issuer that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the issuer, or (ii) a decision to implement a change referred to in subclause (i) made by the board of directors or other persons acting in a similar capacity or by senior management of the issuer who believe that confirmation of the decision by the board of directors or such other persons acting in a similar capacity is probable.

“Material Fact”, when used in relation to securities issued or proposed to be issued, means a fact that would reasonably be expected to have a significant effect on the market price or value of the securities.

“Minimum Cash” means cash of $150,000.

“Minimum Gross Profit Amount” is $3,750,000.

“Most Recent Balance Sheet” is defined in Section 3.8.

“Most Recent Balance Sheet Date” is December 31, 2017.

“Net Working Capital” means Total Current Assets minus Total Current Liabilities.

“NI 51-102” means National Instrument 51-102 – Continuous Disclosure Obligations.

“Operating Agreement” means the Operating Agreement of Group Mobile Int’l, LLC dated September 11, 2017.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

“Outside Date” means March 30, 2018.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (i) restrictions on the transfer of securities arising under federal and state securities laws and (ii) the liens of the suppliers disclosed in Schedule 3.19.2.7 over inventory supplied by them to the Company in the Ordinary Course of Business.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Purchased Membership” is defined in the Recitals to this Agreement.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Seller” is defined in the Preamble.

“Seller Transaction Expenses” means the fees and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) of the Company and the Seller incurred in connection with the negotiation and the consummation of the Contemplated Transactions.

“Seller’s Knowledge” (or any similar reference to the Knowledge of the Seller) means the knowledge of the directors and officers of the Seller, and the knowledge such individuals would have had if they had conducted a diligent inquiry into the relevant subject matter in the files (and with current employees, attorneys, financial advisors, and agents) of the Company and the Seller.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Straddle Period Tax Return” is any Tax Return of the Company, or with respect to the income or assets of the Company, for a Straddle Period.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all Canadian federal, provincial, municipal, United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar tax, including United States Federal Insurance Contributions Act), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including, without limitation, ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Tennessee Lease” means the lease between FORM Holdings Corp. and EIS Partners dated February 1, 2017 for the property located at 6031 Century Oaks Drive, Chattanooga, TN 37416

“To be Terminated Encumbrances” means the encumbrances held in respect of the Company by Ingram Micro, Inc, Synnex Corporation and GETAC, Inc. (other than in respect of now held and after acquired inventory of goods and merchandise sold to by them to the Company and any proceeds, accessions and additions to/from the said inventory (whether cash, installment contracts, accounts receivable, promissory notes, contract rights, chattel paper and instruments), in each case as more particularly described under Schedule 3.19.2.7) and the encumbrances held in respect of Excalibur by ScanSource.

“Total Current Assets” means the sum of the Minimum Cash, any cash in excess of the Minimum Cash, accounts receivable (less an allowance for accounts that have remained unpaid for one hundred eighty (180) days after the date of invoice), prepaid expenses, inventory (other than Excluded Inventory) and other current assets of the Company. For greater certainty, Total Current Assets shall not include any accounts receivable in connection with the Excluded Inventory, deferred tax assets or, intercompany receivables.

“Total Current Liabilities” means the sum of trade accounts payable, accrued liabilities, sales tax payable and, deferred revenue of the Company. For greater certainty, Total Current Liabilities shall not include any Liabilities of Excalibur Integrated Systems Inc., intercompany payables, Tax liabilities (deferred or otherwise) or, in connection with the Excluded Inventory, Liabilities with regard to accounts payable.

“Treasury Regulations” means the regulations promulgated under the Code.

“TSXV” means the TSX Venture Exchange.

“Working Capital Target” means $250,000.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to “$”, “US$” or “dollars” are to US dollars (unless otherwise specified), (f) CDN shall refer to Canadian dollars and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

2.	PURCHASE AND SALE OF Purchased Membership; ADDITIONAL CONSIDERATION

2.1        Purchase and Sale of Purchased Membership. At the Closing Time, subject to the terms and conditions of this Agreement including but not limited to receipt by Seller of the Route1 Securities and Warrants, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, the Purchased Membership, free and clear of all Encumbrances other than Permitted Encumbrances.

2.2        Purchase Price. The purchase price for the Purchased Membership (the “Purchase Price”) shall be an amount equal to:

(a)               CDN $1,250,000 (“Base Price”) for which, at the Closing Time, Route1 shall issue to Seller 25,000,000 common shares of Route1 (irrespective of the trading price of the common shares of Route1) at CDN $0.05 per share (the “Route1 Securities”),

(b)               plus, at the Closing Time, Route1 shall deliver to Seller a fully executed warrant (attached as Exhibit B) (“Warrant”) for the purchase of 30,000,000 common shares of Route1 for a period of three years from the Closing Date with an exercise price per share of CDN $0.05, and

(c)               plus, the additional consideration payable by Buyer pursuant to Section 2.4 after the Closing Date.

2.3        Remaining Cash Balance; Net Working Capital.

2.3.1                                All cash in the accounts of the Company or cash which is received by the Company, in each case, from February 28, 2018 to the Closing Time shall remain in the bank accounts of the Company to fund the ongoing operations of the Company in the Ordinary Course of Business; provided, however, that immediately prior to the Closing Time any cash of the Company in excess of the Minimum Cash (“Remaining Cash Balance”) shall be removed by the Seller from the accounts of the Company. The total cash balance of the Company as of February 28, 2018 was approximately $25,252.

2.3.2                                At the Closing Time, the Seller shall calculate Net Working Capital in accordance with GAAP. If the Net Working Capital is less than the Working Capital Target (“Shortfall”), Seller shall pay the Buyer the Shortfall within five (5) days of the Closing Date.

2.4        Other Payments.

(a)               After the Closing Date, as additional consideration for the purchase and sale of the Purchased Membership as set forth in Section 2.1, in respect of each twelve (12) month period until the third anniversary of the Closing Date, the Buyer will, within ninety (90) days of the end of the applicable twelve (12) month period, pay to the Seller an amount equal to 27.5% of the amount that the Gross Profit of such twelve (12) month period exceeds the Minimum Gross Profit Amount (“Earnout”); provided if the Gross Profit in either of the first or second twelve (12) month period is less than the Minimum Gross Profit Amount, no additional amount for any subsequent period shall be payable by the Buyer to the Seller on account of the Earnout other than as provided herein. Notwithstanding the foregoing, if the cumulative Gross Profit for the 36 month period ending on the third anniversary of the Closing Date exceeds $11,250,000, the Buyer will within ninety (90) days of the end of such 36 month period, pay to the Seller an amount equal to (A) 27.5% of the amount that the cumulative Gross Profit for such 36 month period exceeds $11,250,000 less (B) amounts previously paid to the Seller pursuant to this Section 2.4.

(b)               Until the third anniversary of the Closing Date, the Buyer Parties shall (i) cause the Company to operate in the Ordinary Course of Business, (ii) not cause any monies or any other consideration owed, due or payable to the Company to be paid or otherwise directed to anyone other than the Company and (iii) not cause the Buyer Parties or any of their Affiliate other than the Company to sell, lease or otherwise dispose of products or services similar to those of the Company as of the Closing Date and (iv) not cause the Buyer Parties or any of their Affiliates to operate a business which is competitive to the Business of the Company. In the event that the Buyer Parties circumvent or attempt to circumvent this Agreement by (i) engaging in any of the prohibited activities set forth in Section 2.4(b), or (ii) mis-categorizing transactions to conceal Gross Profit or otherwise avoid paying Seller an Earnout, the Buyer Parties agree that they may be in material breach of this Agreement.

(c)               The Buyer and Route1 agree that for a period of 39 months following the Closing Date they will not sell or permit to be sold, all or substantially all of the assets, membership interests or other ownership interests of the Company or the Buyer unless the purchaser of such assets or interests enters into an agreement, in form and substance satisfactory to the Seller, to be bound by the provisions of this Section 2.4 and Section 5.13 and 5.14.

2.5        Withholding Rights. The Buyer shall deduct and withhold from any amounts otherwise payable to the Seller and shall pay to the appropriate Governmental Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under any Tax Law. To the extent amounts are so withheld and paid to a Governmental Authority, the withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To satisfy the amount required to be deducted or withheld from any payment to Seller, Route1 or Buyer may sell or otherwise dispose of such portion of the Route1 Securities payable to Seller as is necessary to provide sufficient funds to enable Route1 or Buyer, as applicable, to comply with such deduction and/or withholding requirements and Route1 shall notify the Seller and remit any unapplied balance of the net proceeds of such sale. Notwithstanding the foregoing, the number of Route1 Securities issuable to the Seller shall not be reduced to satisfy any withholding obligations provided that Seller has made adequate arrangements satisfactory to Route1 for full payment of the amount of such withholding obligations prior to the Closing Date.

2.6        The Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Purchased Membership (the “Closing”) will take place at the offices of the Buyer’s counsel, Fasken Martineau DuMoulin LLP at 333 Bay Street, Suite 2400, Toronto, Ontario, M5H 2T6.

3.	REPRESENTATIONS AND WARRANTIES OF THE seller

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Seller represents and warrants to the Buyer that:

3.1        Data Room Information. Except if Seller has provided updated information to Buyer in writing prior to the date hereof, all Data Room Information was accurate and complete in all material respects as at its respective date as stated therein, or if any Data Room Information is undated, as of the date of its delivery to the Data Site. Additionally, except if Seller has provided updated information to Buyer in writing prior to the date hereof, all information provided to Route1 or the Buyer in relation to their due diligence requests, including information not provided in the Data Room Information, was complete and accurate in all material respects as at its respective date as stated therein, or if any such information was undated, as of the date of its delivery to Route1 or the Buyer. All material information relating to the Company and the Business, whether on the Data Site or otherwise, has been provided in writing to Route1. Except if Seller has provided updated information to Buyer in writing prior to the date hereof, there has been no material change to the Data Room Information or any other information provided to Route1 or the Buyer since the date posted to the Data Site or provided to Route1 or the Buyer, as the case may be.

3.2        Organization; Predecessors. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller has all requisite power and authority to own its assets including the Purchased Membership. The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is wholly-owned by the Seller and is a disregarded entity for US Tax purposes and no election has been filed to have the Company be treated as a corporation for US Tax purposes and (c) has all requisite corporate power and authority to own and operate its Assets and carry on the Business as presently conducted and (d) is duly qualified to do business and in good standing in each jurisdiction, in which the nature of its Assets or its Business requires under applicable Legal Requirement the Company to be so qualified. Schedule 3.2 sets forth a true, correct and complete copy of the Company’s Articles of Organization and the Company’s Operating Agreement (and in each case all amendments thereto). The Seller has provided the Buyer true, accurate and complete copies of the minutes of the Company since October 15, 2015 which contain records of all meetings of, and other corporate actions taken by, its members, board of directors and any committees appointed by its board of directors.

3.3        Power and Authorization. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Seller and have been duly authorized by all necessary action on the part of the Seller. The officers and directors of the Company are set forth on Schedule 3.3. This Agreement and each Ancillary Agreement to which the Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing Time, will be) duly executed and delivered by the Seller and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing Time, will be) a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally. The Company has the full power and authority necessary to own and use its Assets and carry on the Business.

3.4        Authorization of Governmental Authorities. Except for receipt by Route1 of an approval letter of the TSXV with regard to the Contemplated Transactions and a notice of exempt offering of securities filing on Form D with the Securities and Exchange Commission, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Seller.

3.5        Non-contravention. Except as disclosed in Schedule 3.5, neither the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, violate any Legal Requirement applicable to the Seller or the Company; (b) result in a breach or violation of, or default under, any material contractual obligation of the Seller or the Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of the Seller or the Company; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the organizational documents of the Seller or the Company.

3.6        Capitalization of the Company. Seller is the beneficial owner of 100% of the outstanding membership interests in the Company. The Company has not violated any pre-emptive or other similar rights of any Person in connection with the issuance of any of its membership interests. The Purchased Membership represent all of the outstanding membership interests of the Company. The Company has delivered to the Buyer true, accurate and complete copies of the records of the Company which reflects all issuances, transfers, repurchases and cancellations of membership interests and other equity interests of the Company. There are no pre-emptive rights or other similar rights in respect of any membership interests or other equity interests in the Company. Except as imposed by applicable securities laws or by the terms of the Operating Agreement, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any membership interests in the Company, or otherwise affecting the rights of any holder of the membership interests in the Company. Except related to the Contemplated Transactions, there is no contractual obligation, or provision in the organizational documents of the Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interests in the Company. As of the date of this Agreement, other than with regard to the Seller and Buyer, there are no rights, agreements, arrangements or commitments of any character that have been issued or agreed, or are otherwise known, by the Company relating to any membership interests or other equity ownership interests in the Company. Except for the Purchased Membership, there are no outstanding or authorized rights, agreements, arrangements or commitments of any character relating to any membership interests or other equity ownership interests of the Company or obligating the Seller or the Company to issue or sell any membership interests or other equity interest in the Company. The Company does not have any outstanding equity appreciation, phantom equity, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Membership.

3.7        Subsidiaries and Investments. The Company does not have any Subsidiaries and does not own, directly or indirectly, any membership interests, partnership interests or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any membership interests, partnership interests or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

3.8        Financial Statements. Attached, as Schedule 3.8, is (i) the unaudited balance sheet of the Company as of December 31, 2017 (the “Most Recent Balance Sheet”) and profit and loss statement for the twelve month period then ended. Such financial statements (a) are complete and correct and were prepared in accordance with the books and records of the Company, (b) fairly presents the assets and liabilities of the Company, the financial position of the Company and the results of the operations of the Company, and (c) were prepared in accordance with GAAP and on a basis consistent with the Company’s past practice.

3.9        Absence of Undisclosed Liabilities. The Company has no Liabilities except for (a) those Liabilities disclosed in the Most Recent Balance Sheet, and (b) Liabilities incurred in the Ordinary Course of Business, including in connection with the Contemplated Transactions (none of which results from, arises out of, or relates to any breach or violation of, or default under, a contractual obligation or Legal Requirement).

3.10    Absence of Certain Developments. Since the date of the Most Recent Balance Sheet (“Most Recent Balance Sheet Date”), the Business has been conducted in the Ordinary Course of Business, including matters related to the Contemplated Transactions, and, other than as disclosed on Schedule 3.10 hereto:

(a)               the Company has not (i) amended its organizational documents, (ii) amended any term of its outstanding membership interests or other equity interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its membership interests or other equity interests or other securities;

(b)               the Company has not become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt, except for payables of the Company in the Ordinary Course of Business under terms in existence with the suppliers disclosed in Schedule 3.10(b);

(c)               the Company has not permitted any of its Assets to become subject to an Encumbrance (other than a Permitted Encumbrance or a To Be Terminated Encumbrance);

(d)               the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its membership interests or other equity interests or (ii) entered into, or performed, any transaction with, or for the benefit of, the Seller or any Affiliate of the Seller other than intercompany loans from the Seller to the Company and intercompany receivables from the Company to the Seller;

(e)               there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;

(f)                the Company has not increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business, or (ii) any director or officer;

(g)               other than commission agreements or employment letters entered into in the Ordinary Course of Business with the employees listed in Schedule 3.22.1, or as disclosed otherwise herein, the Company has not entered into any contractual obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant;

(h)               the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves);

(i)                 the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any contractual obligation in respect of Taxes with any Governmental Authority;

(j)                 the Company has not terminated or closed any Facility, business, or operation;

(k)               the Company has not adopted or amended any employee plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any employee plan;

(l)                 the Company has not written up or written down any of its material Assets other than non-cash write-downs for accounting purposes;

(m)             the Company has not entered into any contractual obligation to do any of activities set forth in this Section 3.10;

(n)               no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect;

(o)               the Company has not (i) collected accounts receivable at a discount, (ii) collected accounts receivable earlier than in the Ordinary Course of Business consistent with past practice or prior to their original due date or (iii) accepted cash for more than the first year of a material multi-year support or services contract, except as noted in deferred revenue on the Most Recent Balance Sheet or as set forth in Schedule 3.10;

(p)               the Company has not paid or extended accounts payable later than in the Ordinary Course of Business consistent with past practice or later than the due date; and

(q)               the Company has not failed to pay any creditor any amount owed to such creditor when due.

3.11    Debt; Guarantees. The Company has no Liabilities in respect of Debt. The Company has no Liability in respect of a guarantee of any Liability of any other Person.

3.12    Ownership of Assets; Sufficiency.

(a)               The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its Assets. None of the Assets is subject to any Encumbrance (other than Permitted Encumbrances and To Be Terminated Encumbrances).

(b)               The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to the conduct of the Business (including the business formerly carried on by Excalibur Integrated Systems, Inc.) and are adequate for the continued conduct of the Business (including the business formerly carried on by Excalibur Integrated Systems, Inc.) after the Closing Date in substantially the same manner as conducted prior to the Closing Date.

3.13    Accounts Receivable; Accounts Payable.

(a)               All accounts and notes receivable as of or prior to the Closing Date, have arisen or will arise in the Ordinary Course of Business, consistent with past practice, and (i) there are no material disputes, contests, claims, counterclaims, or setoffs with respect to such accounts receivable that have not been reserved for in the Most Recent Balance Sheet and (ii) other than as set forth in Schedule 3.13, all such accounts and notes receivable have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof, without resort to litigation or extraordinary collection activity thereof, in accordance with their terms and no later than one hundred eighty (180) days after invoice thereof.

(b)               The accounts payable and accrued expenses are reflected on the Most Recent Balance Sheet in all material respects and the accounts payable and accrued expenses arising after the date thereof have arisen from bona fide transactions entered into in the Ordinary Course of Business consistent with past practice, including in connection with the Contemplated Transactions.

3.14    Real Property.

3.14.1                            The Company does not own any interest in any real property. Schedule 3.14.1 lists all real property leased by the Company (the “Leased Real Property”). The Seller has made available to the Buyer true, correct and complete copies of all real property leases of the Company (the “Real Property Leases”). Except as disclosed in Schedule 3.14.1, there is no sublease, license, concession or other Contract to which the Company is party granting to any Person other than the Company the right to use or occupy Leased Real Property.

3.14.2                            Each Real Property Lease is in full force and effect and, to Seller’s Knowledge, is valid, binding and enforceable in accordance with its terms by the Company against the other party thereto. The Company has not breached any provision of, or defaulted under the terms of any such Real Property Lease. To Seller’s Knowledge, no party to any Real Property Lease has repudiated any of the terms thereof or threatened in writing to terminate, cancel or not renew such Real Property Lease.

3.14.3                            All improvements or facilities located on each parcel of the Leased Real Property are supplied with utilities and other services necessary for the operation of such Facilities in the Ordinary Course of Business, including gas, electricity, water, sewer and telephone. The Company has rights of egress and ingress with respect to the Leased Real Property to and from public roads. The Company has not received any written notice with respect to any Leased Real Property requiring performance of (i) any material structural repairs or alternations or (ii) other material repairs or alterations to such Leased Real Property that have not been completed.

3.15    Intellectual Property.

3.15.1                            Company IP. Except for any Technology and Intellectual Property Rights licensed to or used by the Company under any agreements pursuant to which the Company uses or licenses an item of Company Technology or Company Intellectual Property Rights that any Person besides the Company owns (the “Inbound IP Contracts”) and to the extent provided in such Inbound IP Contracts, to Seller’s Knowledge, none of the Company Technology or Company Intellectual Property Rights is owned by any third Person other than the Company.

3.15.2                            Infringement. The Company (a) has not to the Seller’s Knowledge, interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (b), since October 15, 2015, has not received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Technology) which has not been resolved, or (c) other than in the Ordinary Course of Business including, but not limited to, with regard to customers and suppliers, has not agreed to or has a contractual obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. To the Seller’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights.

3.15.3                            IP Contracts. A true, complete and correct list of all Inbound IP Contracts and the Company’s patents, trademark and copyrights is set forth in Schedule 3.15.3. Except as provided in the Inbound IP Contracts, the Company does not owe any royalties to any Person for the use of any Intellectual Property Rights or Technology.

3.15.4                            Confidentiality and Invention Assignments. Since October 15, 2015, the Company has maintained commercially reasonable practices to protect the confidentiality of the Company’s confidential information and trade secrets and has required any employee or third party with access to the Company’s confidential information to execute enforceable contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company.

3.15.5                            Open Source Software. None of the Company Technology constitutes, contains, or is dependent on any open source computer code, and none of the Company Technology is subject to any contractual obligation that would require the Company to divulge to any Person any source code or trade secret that is part of the Company Technology.

3.15.6                            Privacy and Data Security. Since October 15, 2015, the Company’s use and dissemination of any personally-identifiable information concerning individuals is in compliance with all applicable privacy policies, terms of use, Legal Requirements, and contractual obligations. The Company maintains policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Legal Requirements and contractual obligations. To Seller’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Company.

3.16    Legal Compliance; Illegal Payments; Permits. The Company has complied and is in compliance in all material respects with all Legal Requirements applicable to it or any of its Assets. The Company is not in breach or violation of, or default under, and has not at any time since October 15, 2015 been in breach or violation of, or default under: (a) its organizational documents nor, to Seller’s Knowledge, is there a basis which could constitute such a breach, violation or default; or (b) any material Legal Requirement nor, to Seller’s Knowledge, is there a basis which could constitute such a breach, violation or default. In the conduct of the Business, neither the Company nor any of its directors, officers, employees or agents, since Seller acquired company in October 15, 2015, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. The Company has been duly granted all material Permits under all Legal Requirements necessary for (a) the conduct of the Business, and (b) the lawful occupancy of the Real Property and the present use and operation thereof. Schedule 3.16 describes each material Permit affecting, or relating to, the Assets or the Business together with the jurisdiction responsible for issuing such Permit. All material Permits are valid and in full force and effect, and the Company is not in breach or violation of, or default under, any such Permit, and, to Seller’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default. The material Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.17    Tax Matters.

3.17.1                            Schedule 3.17 sets forth a complete list of the Company’s tax liabilities, tax investigations or audits, and unfiled tax returns.

3.17.2                            Other than as disclosed on Schedule 3.17 hereto, since October 15, 2013, the Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all respects. Since October 15, 2013, all Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full. Since October 15, 2013, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and, to the Seller’s Knowledge, there is no basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset.

3.17.3                            Since October 15, 2013, the Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company has complied with all Tax-related reporting and recordkeeping requirements.

3.17.4                            To the Seller’s Knowledge, there is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company pending, being conducted, claimed, raised by a Governmental Authority in writing. The Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since October 15, 2015.

3.17.5                            Since October 15, 2013, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Since October 15, 2013, the Company has not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. Since October 15, 2013, no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Company.

3.17.6                            The unpaid Taxes of the Company did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).

3.17.7                            Since October 15, 2013, the Company has not made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code Sections 162 or 404.

3.17.8                            Since October 15, 2013, the Company has not filed a consent under Code Section 341(f).

3.17.9                            Since October 15, 2013, the Company has never been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Company). Since October 15, 2013, the Company is not a party to any contractual obligation relating to Tax sharing or Tax allocation. The Company has no Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.17.10                        The Company is not or, since October 15, 2013, has not been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. To the Seller’s Knowledge, no Governmental Authority has proposed any such adjustment or change in accounting method.

3.17.11                        To the Seller’s Knowledge, the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax law) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign Income Tax law), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received on or prior to the Closing Date or (e) any change in Legal Requirements.

3.17.12                        To the Seller’s Knowledge, the Company owns no property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

3.17.13                        Since October 15, 2013, the Company has never been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

3.17.14                        The Company is not a passive foreign investment company as defined under Sections 1291 and 1298 of the Code. Since October 15, 2013, the Company has not recognized a material amount of Subpart F income as defined in Section 952 of the Code during a taxable year of such company that includes but does not end on the Closing Date.

3.17.15                        Since October 15, 2013, the Company has charged, collected and remitted on a timely basis all Taxes (including all value added and sales taxes) as required under applicable laws on any sale, supply or delivery whatsoever, made by it and has provided Route1 with written evidence of payment of all sales taxes up to January 31, 2018.

3.18    Environmental Matters. To Seller’s Knowledge, (a) the Company is, and has been, in compliance with all Environmental Laws, (b) the Company has obtained and currently maintains in full force and effect all permits, licenses, authorizations and registrations required by any Environmental Law for its operations, (c) there is no Action relating to or arising under any Environmental Law pending, or threatened in writing, against the Company or a predecessor, and there are no facts, circumstances or conditions that could reasonably be expected to form the basis of any such Action, (d) there has been no release or threatened release of any pollutant, asbestos, lead or lead-based paint, polychlorinated biphenyls (PCBs), petroleum or any fraction thereof, contaminant or toxic or hazardous material or substance (including toxic mold), substance or waste (each, a “Hazardous Substance”) at, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, (e) there have been no Hazardous Substances generated, manufactured, handled, transported, used, treated or stored by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, and (f) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no Hazardous Substances generated, manufactured, handled, transported, used, treated or stored on, any site currently or heretofore owned, leased or otherwise used by the Company. The Company has made available to the Buyer true, accurate and complete copies, if any, of all environmental records, reports, notifications, certificates of need, permits, licenses, authorizations, registrations, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect.

3.19    Contracts.

3.19.1                            Contracts. Other than as disclosed in Schedule 3.19.1, all material contracts of Excalibur Integrated Systems Inc. used or necessary to the conduct of the Business (including the business formerly carried on by Excalibur Integrated Systems, Inc.) have been assigned to the Company (other than those the Buyer has advised the Seller in writing should not be assigned). All accounts receivable of Excalibur Integrated Systems Inc. have been assigned to the Company. The Seller has provided the Buyer with all employee commission agreements for which the Company is liable.

3.19.2                            Except as disclosed on Schedule 3.19, the Company is not bound by or a party to:

3.19.2.1                      other than in the Ordinary Course of Business, any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or any Asset, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by the Company in excess of US $30,000 which has not been previously disclosed in writing to the Buyer;

3.19.2.2                      other than in the Ordinary Course of Business, (i) any capital lease or (ii) any other lease or other contractual obligation relating to the Equipment providing for aggregate rental payments by the Company in excess of US $5,000 under which any Equipment is held or used by the Company;

3.19.2.3                      other than in the Ordinary Course of Business, any contractual obligation, other than Real Property Leases, software or leases relating to the Equipment, relating to the lease or license of any material Asset, including Technology and Intellectual Property Rights (and including all customer license and maintenance agreements);

3.19.2.4                      other than the Contemplated Transactions, any contractual obligation relating to the acquisition or disposition of any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);

3.19.2.5                      any contractual obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations (other than as provided in Section 9.2 hereof or in the Operating Agreement), purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination (other than the Contemplated Transactions) or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

3.19.2.6                      other than the Operating Agreement, any contractual obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

3.19.2.7                      any contractual obligation (or group of related contractual obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt or (ii) under which the Company has permitted any Asset to become Encumbered (other than as disclosed on Schedule 3.19.2.7);

3.19.2.8                      any contractual obligation under which any Person has guaranteed any Debt of the Company (other than those obligations in respect of Permitted Encumbrances disclosed on Schedule 3.19.2.8 hereto);

3.19.2.9                      Intentionally omitted.

3.19.2.10                  any contractual obligation under which the Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable, directly or indirectly, by reason of, this Agreement or the Contemplated Transactions;

3.19.2.11                  any contractual obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, or finder’s agreement (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

3.19.2.12                  other than with regard to employee commissions, payable pursuant to commission agreements, any profit sharing, securities option, securities purchase, securities appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;

3.19.2.13                  other than with regard to employee commissions, payable pursuant to commission agreements, other than if determined by a court, any contractual obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits, including but not limited to severance or change of control benefits, to any officer, director, employee or consultant (other than an employee plan);

3.19.2.14                  (i) employee commissions other than employee commissions payable pursuant to commission agreements or (ii) agency, dealer, distributor, sales representative, marketing or other similar agreement other than as entered into in the Ordinary Course of Business;

3.19.2.15                  any contractual obligation under which the Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business;

3.19.2.16                  any contractual obligation with any Governmental Authority, other than obligations related to sales of products or service by Company to a Governmental Authority; and

3.19.3                            Enforceability; Breach. Schedule 3.19.3 sets forth each material contract to which the Company is a party (each, a “Contract”). To Seller’s Knowledge, each Contract is enforceable against each counterparty to such Contract, and is in full force and effect, and, subject to obtaining any necessary consents, each of which the Company has disclosed in Schedule 3.19.3, and subject to limitations to enforceability resulting from equitable principles or from bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions. Neither the Company nor, to the Seller’s Knowledge, any other party to any Contract therewith has been or is currently in material breach or violation of, or default under, or has repudiated any provision of, any Contract. The Company has delivered to the Buyer true, accurate and complete copies of each written Contract, in each case, as amended or otherwise modified and in effect.

3.20    Affiliate Transactions. Neither the Seller nor any Affiliate of the Seller is a consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any contractual obligation with, the Company. Neither the Seller nor any Affiliate of the Seller (other than the Company) owns any Asset used in, or necessary to, the Business. Prior to the Closing Date, there will be no amounts owed to the Seller or any Affiliate of the Seller (excluding the Company) by the Company (i) for previously deferred compensation or (ii) for any Liability for any Debt or loans made by it to the Company or (iii) otherwise.

3.21    Customers and Suppliers. Schedule 3.21 sets forth a complete and accurate list of the Company’s top 10 customers (“Top 10 Customers”) and top 5 suppliers (“Top 5 Suppliers”) for the fiscal year ended December 31, 2017 (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Company and, in the case of suppliers, the dollar amount of payments made by the Company). Except as described on Schedule 3.21, the Company has not received any written notice that any Top 10 Customers plans or has threatened to stop or materially decrease the rate of business done with the Company. In addition, except as described on Schedule 3.21, the Company has not received any written notice that any Top 5 Supplier plans or has threatened to stop or materially decrease the rate of business done with, or materially increase the prices charged to, the Company.

3.22    Employees. There are no labor troubles (including any arbitrations, grievances, work slowdown, lockout, stoppage, picketing or strike), which are material to Company, pending or threatened in writing (and received by the Company) between the Company, on the one hand, and its employees, on the other hand, and there have been no such troubles since October 15, 2015. No employee of the Company is represented by a labor union. The Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract. To Seller’s Knowledge, since October 15, 2015, no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative and there are no pending or threatened charges or complaints in writing before the National Labor Relations Board or analogous state or foreign Governmental Entities. Since Seller acquired the Company in October 15, 2015, the Company has not, or is not currently engaged in any unfair labor practice, and to the Seller’s Knowledge, there is no organizational effort currently being made or threatened in writing by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union. The Company has not implemented any plant closings or layoff of employees that would constitute a “plant closing” or a “mass layoff” within the meaning of the WARN Act or any State of local analogy thereto. Neither the execution or delivery of this Agreement nor the consummation of any Contemplated Transaction will (either alone or upon the occurrence of any additional or subsequent event or events) (i) result in any payment by the Company (whether of severance pay or otherwise) becoming due to any employee, officer, consultant, independent contractor, agent or director of the Company (ii) increase any benefit under any employee plan or (iii) result in the acceleration before its due date or maturity date of the time of payment or vesting of any such payment or benefits.

3.22.1                            Schedule 3.22.1 sets forth a list of all current employees of the Company. As of the Effective Date and as of the Closing Date, the Company, (i) has paid in full or accrued in full on the Most Recent Balance Sheet all compensation, including wages, commissions, bonuses and accrued vacation or other paid time off, payable to such employees and independent contractors of the Company for services performed on or prior to the applicable date; and (ii) has paid or withheld or collected from their employees the amount of all Taxes required to be withheld or collected therefrom and have paid the same when due to the proper Governmental Authority. The employment or services of all persons employed by or providing services to the Company is terminable at will without any penalty or severance obligation on the part of the Company. Other than with regard to the employee commissions payable pursuant to the commission agreements, (a) other than indemnification agreements contained in the Operating Agreement or in Section 9.2 hereof, there are no employment, severance pay, continuation pay, termination or indemnification agreements or arrangements between the Company and any current officer, director, manager, employee, consultant or independent contractor of the Company, and (b) no representation, promise, or guarantee of any kind has been made to its employees regarding the employee’s continued employment with the Company or the terms of any employee’s compensation.

3.23    Litigation; Governmental Orders. There are no Actions pending, or threatened in writing (and received by the Company) against the Company and, since October 15, 2015, there are no facts, to Seller’s Knowledge, making the commencement of any material Action reasonably likely. The Company (i) is not, to the Seller’s Knowledge, the subject of any judgment, decree, injunction or Governmental Order or (ii) does not plan to initiate any Action.

3.24    Product Warranties; Product Recalls. There are no material claims outstanding or pending that have been received by the Seller or the Company, or threatened in writing (and received by the Company), for breach of any express written warranty relating to any products manufactured, sold or delivered by the Company. Seller is not aware of any material design defect with respect to any products sold, leased or otherwise provided by the Company to third parties.

3.25    Insurance. All current insurance policies with respect to the Company (collectively, “Liability Policies”) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, the Company is not in default thereunder, and no written notice of cancellation or termination has been received by the Company with respect to any such policy. No insurer of the Company has threatened to cancel any current insurance policy with respect to the Company. The Company has not been informed that an insurer plans to raise the current premiums for, or materially alter the coverage under, any such insurance policy with respect to the Company.

3.26    Inventory. Schedule 3.26 sets forth a list of all inventory (including the identified Excluded Inventory) of the Company as of December 31, 2017. All inventory of the Company (including for greater certainty the Excluded Inventory) consists of a quality and quantity that is materially usable and salable in the Ordinary Course of Business. All inventories not written off have been priced in accordance with GAAP.

3.27    Bank Accounts. Schedule 3.27 sets forth: (i) a true, correct and complete list of the names of each current bank, trust company, securities broker and other financial institution at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (ii) a true, correct and complete list of each such account, box and relationship, the account number of which has been provided to the Buyer concurrent with the Closing and the names of the officers, employees, agents or other representatives of the Company having access, signatory power or power to give direction with respect to such account, box or relationship. No person holds a power of attorney in the name of the Company.

3.28    Disclosure. The representations and warranties of the Seller contained in this Section 3 and in the Ancillary Agreements, as well as the certificates furnished by the Seller to the Buyer, both with respect to this Agreement and the Ancillary Agreements, do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

3.29    Title. The Seller is the record and beneficial owner of the Purchased Membership, and has good and marketable title to the Purchased Membership, free and clear of all Encumbrances other than Permitted Encumbrances and To Be Terminated Encumbrances. The Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Purchased Membership, free and clear of all Encumbrances other than Permitted Encumbrances. Immediately following the Closing, the Buyer will be the record and beneficial owner of the Purchased Membership, and have good and marketable title to the Purchased Membership, free and clear of all Encumbrances other than Permitted Encumbrances. Except pursuant to this Agreement, there is no contractual obligation pursuant to which the Seller has, directly or indirectly, granted any right to any Person to acquire any of the Purchased Membership or other equity interests in the Company.

3.30    No Brokers. Neither the Seller nor the Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent with respect to the Contemplated Transactions for which the Buyer or the Company could be liable, and the Seller agrees to satisfy in full any such Liability of Company to any broker, finder, agent or other similar Person.

3.31    Securities Law Matters. The Seller hereby acknowledges that (i) the Seller will acquire the Route1 Securities and Warrants and the Route1 common shares issuable on the exercise of the Warrants (the “Warrant Shares”) for its own account and not with a view to a sale or distribution thereof and (ii) the Route1 Securities and Warrants and Warrant Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. The Seller represents that the Seller is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act and will acquire the Route1 Securities, Warrants and Warrant Shares for its own account and not with a view to a sale or distribution thereof. The Seller represents that the Seller has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Route1 Securities and Warrants and Warrant Shares, is acquiring the Route1 Securities and Warrants and Warrant Shares with a full understanding of all of the terms, conditions and risks thereof, and at the Closing Date will bear and have the ability to bear the economic risk of this investment for an indefinite period of time. The Seller represents that it understands and agrees to the terms and conditions under which the Route1 Securities and Warrants and Warrant Shares are being offered.

3.32    Restricted Securities; Legend. The Seller acknowledges that (1) it has been advised to consult its own legal advisors with respect to trading in the Route1 Securities, Warrants and Warrant Shares with respect to the resale restrictions imposed by applicable securities laws, (2) no representation has been made respecting the resale restrictions, including applicable hold periods imposed by the applicable securities or other resale restrictions applicable to such securities which restrict the ability of the Seller resell such securities, (3) that the Seller is solely responsible to determine applicable resale restrictions applicable to such securities, (4) the Seller is solely responsible (and the Buyer is no way responsible) for compliance with applicable resale restrictions applicable to such securities, and (5) the Seller is aware that the Seller may not be able to resell such securities except in accordance with certain exemptions under applicable securities laws and (6) that Route1 Securities and Warrants and Warrant Shares being offered hereunder are “restricted securities” (as such term is defined in Rule 144 under the 1933 Act) and must be held indefinitely unless subsequently registered under the 1933 Act or an exemption from such registration is available. The Seller acknowledges that, to the extent applicable, each certificate evidencing Route1 Securities and Warrants being issued hereunder and Warrant Shares shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws: “THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.”

3.33    Access to Information. The Seller acknowledges that it has been afforded an opportunity to request and to review all information considered by the Seller to be necessary to make an investment decision with respect to the Route1 Securities and Warrants and Warrant Shares being issued hereunder. The Seller also acknowledges that it has received and reviewed information about Route1 and has had an opportunity to discuss Route1’s business, management and financial affairs with Route1’s management.

3.34    Reliance Upon Representations. The Seller understands and acknowledges that: (a) the Route1 Securities and Warrants and Warrant Shares being issued hereunder have not been registered under the 1933 Act; (b) the representations and warranties contained in Sections 3.31 through 3.35 are being relied upon by Buyer as a basis for exemption of the issuance of the Route1 Securities and Warrants and Warrant Shares under the 1933 Act; (c) the offering of the Route1 Securities and Warrants and Warrant Shares pursuant to this Agreement will not be registered under the 1933 Act based on a determination that the issuance of securities hereunder is exempt from the registration requirements of the 1933 Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Route1 Securities and Warrants and Warrant Shares or any recommendation or endorsement thereof. If any of the representations made by the Seller in connection with the purchase of the Route1 Securities and Warrants and Warrant Shares is no longer accurate prior to the Closing Date, the Seller will promptly notify Buyer.

3.35    Exculpation. The Seller acknowledges that it is not relying upon any Person, including, without limitation, the Buyer or Route1, in making its decision to acquire the Route1 Securities and Warrants and Warrant Shares, other than the representations and warranties and covenants of the Buyer and Route1 contained in this Agreement.

3.36    Books and Records. Since October 15, 2015, the financial books, records and accounts of the Company, in all material respects (a) have been maintained in accordance with Legal Requirements and in accordance with reasonable business practices, (b) are stated in reasonable detail and accurately and fairly reflect the basis for the Company’s financial statements and the material transactions and disposition of assets of the Company. Since October 15, 2015, the corporate records of the Company have been maintained substantially in accordance with Legal Requirements and are complete and accurate in all material respects.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND ROUTE1

In order to induce the Seller to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Buyer and Route1 represent and warrant to the Seller that:

4.1        Organization. The Buyer and Route1 are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization or incorporation as applicable. Buyer and Route1 have all requisite corporate power and authority to own, use and operate their Assets, lease its properties and Assets, and to conduct and carry on their business in the manner and in the places where such properties are owned or leased or such business is now conducted by them. Buyer and Route1 are qualified to do business and in good standing in each jurisdiction, in which the nature of its Assets or its business requires, under applicable Legal Requirements, the Buyer and Route1 to be so qualified. Route1’s Articles of Organization and Articles of Incorporation (“Organization Document”) that have been provided to Seller are true, correct and complete and they have been validly adopted and are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms. Route1 has provided to Seller all minutes of Route1 from January 1, 2017 to December 31, 2017, all of which are completed and accurate.

4.2        Power and Authorization. The execution, delivery and performance by the Buyer and Route1 of this Agreement and each Ancillary Agreement to which they are (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and Route1 and have been duly authorized by all necessary action on the part of the Buyer and Route1. This Agreement and each Ancillary Agreement to which the Buyer and Route1 are (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing Time, will be) duly executed and delivered by the Buyer and Route1 and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing Time, will be) a legal, valid and binding obligation of the Buyer and Route1, enforceable against the Buyer and Route1 in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally.

4.3        Authorization of Governmental Authorities. Except for receipt by Route1 of an approval letter of the TSXV with regard to the Contemplated Transactions and a notice of exempt offering of securities filing on Form D with the Securities and Exchange Commission, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer or Route1 of this Agreement and each Ancillary Agreement to which they are (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer or Route1.

4.4        Non-contravention. Neither the execution, delivery and performance by the Buyer or Route1 of this Agreement or any Ancillary Agreement to which they are (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, violate any provision of any Legal Requirement applicable to the Buyer or Route1; (b) result in a breach or violation of, or default under, any material contractual obligation of the Buyer or Route1; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation; (d) result in the creation or imposition of any Encumbrance upon, or the forfeiture of, any Asset, or (e) result in a breach or violation of, or default under, the Buyer’s or Route1’s organizational documents.

4.5        No Brokers. Neither Buyer nor Route1 has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent with respect to the Contemplated Transactions for which the Seller could be liable, and Buyer and Route1 agree to satisfy in full any such Liability to any broker, finder, agent or other similar Person.

4.6        Securities Filings; Financial Statements.

(a)               Route1 is, and will at the Closing Time be, a “reporting issuer” (or its equivalent). Route1, Buyer and their Affiliates are not and have not been in default of any requirement of applicable Canadian or United States securities laws. Route1 has made timely disclosure of all Material Changes relating to it and no such disclosure has been made on a confidential basis and there is no Material Change relating to Route1 which has occurred with respect to which a requisite material change report has not been filed. As of their respective filing dates, the Buyer Disclosure Documents (i) did not contain any untrue statement of any Material Fact or omit to state a Material Fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of applicable Canadian securities laws. After the respective filing dates of the Buyer Disclosure Document, Route1 did not learn or become aware that the Buyer Disclosure Documents (x) contained any untrue statement of any Material Fact as at the date of such filing or (y) omitted to state a Material Fact as at the date of such filing required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)               The audited financial statements and unaudited interim financial statements of Route1 included in the Buyer Disclosure Documents have been prepared in accordance with Canadian generally accepted accounting principles or IFRS, as applicable (in each case, consistently applied) and present fairly, in all material respects, the financial position of Route1 as of the respective dates of the statements thereof, and no adverse material changes in the financial position of Route1 have taken place since the date of such financial statements.

(c)               The auditors who audited the financial statements of Route1 most recently delivered to the securityholders of Route1 and delivered their report with respect thereto are, to the best of the Buyer’s Knowledge, information and belief, independent public accountants as required by the applicable Canadian securities laws and which meet the criteria of Part II of National Instrument 52-108 – Auditor Oversight.

(d)               There has never been any reportable event (within the meaning of NI 51-102) with the present or any former auditors of Route1.

(e)               There is no Material Fact or Material Change with respect to Route1 which has not been disclosed in the Buyer Disclosure Documents.

4.7        Capitalization of Route1. The authorized capital of Route1 consists of an unlimited number of common shares, of which 347,193,414 common shares are issued and outstanding as of the Effective Date and the Closing Time. All of the outstanding shares of capital stock of Route1 have been duly authorized, validly issued, and are fully paid and non-assessable. Route1 and Buyer have not violated, and in entering into and effecting the Contemplated Transactions will not violate, any securities laws, any other similar Legal Requirement or any pre-emptive or other similar rights or any contractual rights of any Person in connection with the issuance of the Route1 Securities and Warrants, and Warrant Shares. Except as disclosed in the Buyer Disclosure Documents or as otherwise set forth in this Agreement: (a) there are no pre-emptive rights or other similar rights in respect of any Route1 Securities, Warrants, Warrant Shares or other equity interests in Route1, (b) there is no contractual obligation, or provision in the organizational documents of Route1, Buyer or their Affiliates which obligates Route1 to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of any equity interests in Route1 and (c) there are no existing rights with respect to registration under securities laws of any equity interests in Route1. Except as set forth in the Buyer Disclosure Documents or as otherwise set forth in this Agreement, as of the Effective Date, there are no outstanding or authorized options, warrants, stock, shares, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in Route1 or obligating Route1 to issue or sell any interest (equity or otherwise) in Route1.

4.8        Subsidiaries and Investments. Other than the Buyer, Route1 does not have any Subsidiaries and does not own, directly or indirectly, any membership interests, partnership interests or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any membership interests, partnership interests or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

4.9              Access to Information. Buyer and Route1 acknowledge that they have been afforded an opportunity to request and to review all information considered by Buyer and Route1 to be necessary to make an investment and acquisition decision with respect to the Purchased Membership. Buyer and Route1 also acknowledge that they have received and reviewed information about the Company, and have had an opportunity to discuss these matters, including the business, management and financial affairs of the Company with management of the Company and Seller, and to discuss information concerning the ownership of the Purchased Membership with the Company and Seller to the extent deemed necessary by Buyer and Route1.

4.10          Customers and Suppliers. Neither Route1, Buyer nor their Affiliates have received any written notice that any material current customers plan or has threatened in writing to stop or materially decrease the rate of business done with Route1, Buyer or their Affiliates. In addition, Route1, Buyer and their Affiliates have not received any written notice that any material supplier or suppliers plans to or has threatened in writing to stop or materially decrease the rate of business done with, or materially increase the prices charged to, Route1, Buyer or their Affiliates.

4.11          Litigation. Other than as set forth in the Buyer Disclosure Documents, there is no Action or investigations pending or threatened against or brought by Route1, Buyer or its Affiliates, nor has Route1, Buyer or its Affiliates received or sent any written or oral actual notice of any such Action or investigation. No judgement, order, writ, injunction or decree or award has been issued by or requested of Governmental Authority which might result in an adverse change in the business, property or assets, or in the condition, financial or otherwise, of Route1, Buyer or their Affiliates or which might adversely affect the transactions contemplated by this Agreement.

4.12          Taxes. As of the Effective Date, other than sales tax, Route1, Buyer and its Affiliates have paid in full all Taxes due.

4.13          Insurance. Route1, Buyer and their Affiliates maintain insurance of types and coverage amounts as is commercially reasonable for their business. All current insurance policies with respect to Route 1, Buyer and their Affiliates (collectively, “Route1 Liability Policies”) are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, Route1, Buyer and their Affiliates are not in default thereunder, and no notice of cancellation or termination has been received with respect to any such policy. No insurer has threatened to cancel any current insurance policy. Route1, Buyer and their Affiliates have not been informed that an insurer plans to raise the premiums for, or materially alter the coverage under, any such insurance policy.

4.14          Disclosure. The representations and warranties of Route1 and Buyer contained in this Section 4 and in the Ancillary Agreements, as well as the certificates furnished by the Route1 and Buyer to Seller, both with respect to this Agreement and the Ancillary Agreements, do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4.15          Independent Investigation. Buyer and Route1 have conducted their own independent investigation, review and analysis of the Company, and relying on the representations and warranties of the Seller in Section 3.1 acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose.

4.16          Exculpation. The Buyer and Route1 acknowledge that they are not relying upon any Person, including, without limitation, the Seller and Company or their Representatives, in making their decision to acquire the Company, other than the representations and warranties and covenants of the Seller contained in this Agreement, the exhibits and schedules to this Agreement and the certificates delivered hereto.

4.17          Investment Representation. Buyer is purchasing the Purchased Membership for its own account with the present intention of holding such Purchased Membership for investment purposes and not with a view to a sale or distribution thereof. The Buyer and Route1 represent that they have sufficient knowledge and experience in financial and business matters to enable them to evaluate the risk of investment and acquisition of the Company.

4.18          Assets. Route1, Buyer and their Affiliates have exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive enforceable leasehold interest in, or right to use, all of their Assets, free and clear of all Encumbrances, except for (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on Route1’s balance sheet; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of Route1; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice; and (d) liens and security interests granted to the Royal Bank of Canada pursuant to Route1’s credit facilities.

4.19          Conduct of the Business. Route1, Buyer and their Affiliates are not subject to or bound by, nor are any of its Assets subject to or bound by, any judgment, law, rule, regulation, order, writ, injunction or decree of any Governmental Authority which Materially Adversely Effects Route1, Buyer or their Affiliates or, upon the consummation of the Contemplated Transactions, will result in a Material Adverse Effect on Route1, Buyer or their Affiliates. Route1, Buyer and their Affiliates are not subject to or bound by, nor are any of its Assets subject to or bound by, any written or oral agreement which upon the consummation of the Contemplated Transactions, will result in a Material Adverse Effect on Route1, Buyer or their Affiliates.

4.20          Legal Compliance; Illegal Payments. Route1, Buyer and their Affiliates have complied and are in compliance in all material respects with all Legal Requirements applicable to it or any of their Assets. Route1, Buyer and their Affiliates are not in breach or violation of, it or default under, and has not been in breach or violation of, or default under: (a) their organizational documents nor, to Buyer’s Knowledge, is there a basis which could constitute such a breach, violation or default; or (b) any material Legal Requirement nor, to Buyer’s Knowledge, is there a basis which could constitute such a breach, violation or default. In the conduct of the business, neither Route1, Buyer nor their Affiliates nor any of their directors, officers, employees or agents has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder Route1 or its Affiliates (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

4.21          Acknowledgment of Disclaimer of Profits/Prospects. Buyer and Route1 expressly acknowledge and agree that Seller and Company have not made (nor has any Representative or any other Person on their behalf made) any representation or warranty with respect to the future profitability or results of operations of the Company.

5.	COVENANTS

5.1              Closing. The Seller will, and will cause the Company to, reasonably cooperate with the Buyer to take all of the actions and deliver all the various certificates, documents and instruments described in Section 6 as being performed or delivered by the Seller or the Company, as applicable. The Buyer and Route1 will reasonably cooperate with the Seller to take all of the actions and deliver all the various certificates, documents and instruments described in Section 7 as being performed or delivered by the Buyer or Route1, as applicable, provided that such certificates, documents and instruments are in form and substance satisfactory to Route1, acting reasonably.

5.2              Operation of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 8, the Seller will cause the Company to: (a) conduct the Business only in the Ordinary Course of Business; (b) maintain the value of the Business as a going concern; (c) commercially reasonable efforts, preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and (d) consult with the Buyer prior to taking any action or entering into any transaction that may be of strategic importance to the Company; provided, however, that Company shall not take such action or enter into any such transaction without the prior written consent of the Buyer which shall not be unreasonably withheld or delayed. Without limiting the generality of this Section 5.2, without the written consent of the Buyer, the Seller will cause the Company to not take any action, other than in the Ordinary Course of Business, that would cause the representations and warranties in Section 3 or any of the information set forth on the Seller’s disclosure schedules to be untrue at, or as of any time prior to, the Closing Date. Without limiting the generality of the foregoing, the Seller will cause the Company to not, without the prior written consent of Buyer, (i) sell any Assets other than inventory in the Ordinary Course of Business, (ii) incur any Debt other than in the Ordinary Course of Business, (iii) prepay or discharge any existing Debt or liabilities (including accounts payable) before normal due dates, (iv) alter or change any terms or alter or amend its respective organizational documents, (v) make or change any Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, (vi) issue or sell Membership Interest or other equity or rights to acquire Membership Interest or other equity of the Company, (vii) declare dividends on, make distributions with respect to, or redeem any portion of, the Membership Interest or other equity of the Company, (viii) increase the level of compensation or employee benefits of any employee, or (ix) agree to do any of the foregoing.

5.3              Notices and Consents. The Seller shall cause the Company to give all notices to, make all filings with and use their commercially reasonable efforts to obtain all necessary authorizations, consents or approvals from, any Governmental Authority or other Person or as otherwise reasonably requested by the Buyer. The Buyer and Route1 will give all notices to, make all filings with and use their commercially reasonable efforts to obtain all necessary authorizations, consents or approvals from, any Governmental Authority (including, but not limited to, the TSXV) or other Person or as otherwise reasonably requested by the Seller.

5.4              Buyer’s Access to Premises; Information. From the date of this Agreement until the Closing, the Seller will permit the Buyer and its Representatives to have full access (at reasonable times and upon reasonable notice) to all officers of the Company and to all premises, properties, books, records (including Tax records), contracts, financial and operating data and information and documents pertaining to the Company and make copies of such books, records, contracts, data, information and documents as the Buyer or its Representatives may reasonably request.

5.5              Notice of Developments. From the date of this Agreement until the Closing, the Seller, on the one hand, and the Buyer and Route 1, on the other hand, will give the other party prompt written notice upon becoming aware of any material development affecting the Assets, Liabilities, Business, financial condition, results of operations or operations of the Company or Buyer Parties as applicable, or any event or circumstance that could reasonably be expected to result in inaccuracy in any of the party’s representations and warranties. Nothing contained herein shall affect the party’s rights or remedies with respect to, or the other party’s obligations or Liabilities resulting from, any such development, breach or inaccuracy.

5.6              Transaction Expenses; Debt. Prior to Closing Date, the Seller shall cause to be paid and satisfied in full any and all Debt and Seller Transaction Expenses.

5.7              Seller’s Release. Effective as of the Closing, the Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company except for (a) rights and claims arising from or in connection with this Agreement and the Ancillary Agreements, including, but not limited to, Seller Indemnified Person’s rights with regard to indemnification as set forth in Section 9 and (b) rights and claims arising from or in connection with claims asserted against the Seller by third parties for which the Buyer Indemnified Persons are not entitled to indemnification by the Seller pursuant to Section 9.

5.8              Confidentiality. The Buyer and Route1 acknowledge that the information provided to it in connection with this Agreement and the Contemplated Transactions is subject to the terms of the Confidentiality Agreement between the Buyer and the Seller dated November 28, 2017 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the date of the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Business but not to the communications and negotiations leading to this Agreement which shall remain confidential under the Confidentiality Agreement.

5.9              Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the other party; provided, however, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the provisions of Section 5.8 and this Section 5.9 will not prohibit (a) any disclosure required by any applicable Legal Requirements, provided a copy of the proposed disclosure is provided by the disclosing party to the non-disclosing party prior to its dissemination such that the non-disclosing party has time to seek an order, if available, to keep information subject to such disclosure confidential; (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions, provided that the parties shall seek an order, if available, to keep their communications and negotiations leading to this Agreement confidential; (c) any disclosure by the Seller and the Buyer to report and disclose the status of this Agreement and the Contemplated Transactions in the Ordinary Course of Business to their board of directors and their respective financial, tax and legal advisors; provided, further, however, that after the Closing Date, each party is freely permitted to make any such public announcements or disclosures of matters that previously have been publicly disclosed.

5.10          Further Assurances. From and after the Closing Date, upon the request of either the Seller or the Buyer or Route1, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions in a manner that is in accordance, and consistent, with this Agreement. The Seller will refer all customer inquiries relating to the Business to the Buyer, or the Company, as appropriate, from and after the Closing Date.

5.11          Release. Effective as of the Closing Date, the Seller shall not, and shall cause its Affiliates not to, to the fullest extent permitted by applicable Law, assert any claim, or take or bring any Action, against the Company, in relation to any and all actions, causes of Action, debts, accounts, bonds, bills, covenants, contracts, controversies, Liabilities, damages, costs, expenses, demands, judgments, executions, variances, claims and other obligations of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type, related to any breach by the Company or any director or officer of the Company of any fiduciary duty in their capacity as an equityholder, director or officer of the Company that existed, occurred, happened, arose or transpired from the beginning of time through the Closing Time. Effective as of the Closing Date, Seller shall cause the Company to be released from any guarantee of any indebtedness or other Liabilities of Seller or its Affiliates.

5.12          Route1 Securities Restrictions. For a period of one (1) year from the Closing Time (“1-Year Date”), other than with the prior written consent of the Buyer or Route1, the Seller shall not sell, transfer, gift, assign, convey, pledge, hypothecate, encumber, option or otherwise dispose (each, a “Transfer”) of any right or interest in any of the Route1 Securities, Warrants or the Warrant Shares. On the 1-Year Date, 50% of each of the (i) Route1 Securities, (ii) Warrants and (iii) Warrant Shares shall become immediately tradeable and Transferable free of the above-noted contractual restrictions in this Section 5.12 and each month thereafter, one sixth (1/6) of the remaining (i) Route1 Securities (ii) Warrants and (iii) Warrant Shares shall become immediately tradable and Transferable free of the above-noted contractual restrictions in this Section 5.12. Notwithstanding the foregoing, if at any time between the Closing Time and the 1-Year Date, there is a Change of Control of Route1 or if Route1 undertakes a private placement of equity securities which requires the approval of shareholders (as determined by the TSX or TSX Venture Exchange, as applicable) which results in a Person beneficially owning or controlling 20% or more of the outstanding common shares of Route1, Buyer or the Company, the Seller may freely Transfer any or all the Route1 Securities, Warrants and Warrant Shares as of or thereafter. For greater certainty, nothing herein shall restrict the exercise of the Warrants, but any Warrant Shares issued shall become subject to the provisions of this Section 5.12. Nothing in this paragraph shall restrict the pledge of the Route1 Securities or Warrants by the Seller to a bona fide lender to the Seller provided that such lender enters into an agreement with Route1, in form and substance satisfactory to Route1, pursuant to which such lender agrees to be bound by the restrictions in this Section 5.12.

Furthermore, for a period of three (3) years from the Closing (“3-Year Period”) the Seller (provided the Seller or its Affiliates beneficially own at least 3% of the outstanding common shares of Route1): (a) will not (i) act jointly or in concert with others with respect to voting securities of the Buyer for the purpose of opposing or competing with any resolution recommended or supported by the Board of Route1, (ii) solicit proxies or become a participant in a solicitation in opposition to or competition with a resolution supported or recommended by the Board of Route1, (iii) requisition or join in the requisition of any meeting of any of the securityholders of Route1 for the purpose of considering any resolution or (iv) cooperate in any way with, assist or participate in, encourage or otherwise facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing or (b) grant any proxies or powers of attorney, deliver any voting instruction form, deposit any Route1 Securities and Warrant Shares into a voting trust or pooling agreement, or enter into a voting agreement, commitment, understanding or arrangement, oral or written, with respect to the voting of any Route1 Securities and Warrant Shares.

Provided the Seller or its Affiliates beneficially own at least 3% of the outstanding common shares of Route1, the Seller hereby covenants, undertakes and agrees from time to time during the 3-Year Period, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all the common shares of Route1 owned by it:

(i)	at any meeting of any of the securityholders of the Buyer at which Seller is entitled to vote; and

(ii)	in any action by written consent of the securityholders of Route1;

in favour of the approval, consent, ratification and adoption of any resolution supported or recommended by the Board of Route1 and against any approval, consent, ratification and adoption of any resolution which is not supported by the Board of Route1.

5.13    Consignment of Excluded Inventory.

The Company and the Seller agree that following the Closing Date the Excluded Inventory will remain at the Leased Real Property of the Company set forth in the Tennessee Lease and the Company will use its commercially reasonable efforts to sell the Excluded Inventory on a consignment basis (and use its commercially reasonable efforts to collect proceeds from such sale), provided that: (i) the Company shall be entitled to a fee equal to 10% of the amount of proceeds received by the Company from the sale, after the Closing Date, of the Excluded Inventory (“Ten Percent Commission”), (ii) no sales or transfer of Excluded Inventory may occur without the prior written approval of the Seller, (iii) if the Excluded Inventory is not sold within 12 months of the Closing Date (the “Stale Date”), the Seller shall be obligated to remove, at its sole cost and expense, the Excluded Inventory from the premises of the Company within 30 calendar days of the Stale Date, failing which the Company may dispose of the Excluded Inventory as it deems fit, with all costs and expenses of such disposal to be at the expense of the Seller and (iv) the standard of care to be applied to the Company in respect of its holding of the Excluded Inventory is that of a “gratuitous bailee”, such that the Company shall only be liable for loss of the Excluded Inventory if such loss is caused by the Company’s gross negligence, recklessness or willful misconduct. Seller represents that the Excluded Inventory is fully paid and not subject to any Encumbrance other than Permitted Encumbrances. With regard to the proceeds received by the Company in connection with the Excluded Inventory (as set forth in Schedule 5.13), such proceeds, less the Ten Percent Commission, shall be paid to the Seller within five (5) days of such receipt if not otherwise directed to an account designated by the Seller as set forth herein. For the avoidance of doubt, the Company shall not be entitled to receive the Ten Percent Commission for any Excluded Inventory unless proceeds from the sale of such Excluded Inventory have been received by the Company and the Seller has received full payment of the amount that the Seller is entitled to under this Section 5.13 for such proceeds as set forth in this Section 5.13. At the Seller’s request, the Company shall direct payment from a buyer of the Excluded Inventory directly to any account designated by the Seller. Such account shall be designated by the Seller at the time the Seller provides written approval pursuant to Section 5.13(ii). Provided that Buyer, Route 1, Company and their Affiliates comply with their obligations under this Section 5.13, neither Buyer, Route1 nor the Company nor any of their Affiliates shall have any Liability in respect of any uncollected receivable in connection with any sold Excluded Inventory.

5.14          Leases. Following Closing, (a) the Seller or its Affiliates shall pay all expenses associated with the Arizona Warehouse Lease directly to the landlord/lessor and (b) the Buyer Parties shall pay all expenses (arising after the Closing Time, related to a period after the Closing Time) associated with the Tennessee Lease directly to the landlord/lessor.

5.15          Pre-Closing Balance Sheet. One (1) day prior to the Closing Date, Seller shall provide Buyer an unaudited balance sheet of the Company as of two (2) days prior to the Closing Date (“Closing Balance Sheet”). Seller represents and warrants that such Closing Balance Sheet (a) will be materially complete and correct and will be prepared in accordance with the books and records of the Company and (b) will be prepared in accordance with GAAP and on a basis consistent with the Company’s past practice.

6.	CONDITIONS TO THE BUYER’S OBLIGATIONS AT THE CLOSING

The obligation of the Buyer to consummate the Contemplated Transactions on the Closing Date is subject to the fulfillment of each of the following conditions (unless waived by the Buyer in accordance with Section 12.3):

6.1        Representations and Warranties. The representations and warranties of the Company and the Seller contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect, will be true and correct in all material respects at and as of the Closing Time with the same force and effect as if made as of the Closing Time and (b) that are qualified by materiality or Material Adverse Effect, will be true and correct in all respects at and as of the Closing Time with the same force and effect as if made as of the Closing Time, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

6.2        Performance. The Company and the Seller will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by each of them, respectively, at or prior to the Closing Time.

6.3        Evidence of Transfer of Membership Interest to Buyer. The Seller will have delivered to the Buyer documentation in form and substance satisfactory to the Buyer evidencing the Buyer as owner of the Purchased Membership and such other amendments to the Operating Agreement, in form and substance satisfactory to the Buyer, as may be necessary to give effect to the Contemplated Transaction.

6.4        Qualifications. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

6.5        Absence of Litigation. No Action will be pending or threatened in writing which may result in a Governmental Order (nor will there be any Governmental Order in effect) (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation, (c) which would limit or otherwise adversely affect the right of the Buyer to own the Purchased Membership (including the right to vote the Purchased Membership), to control the Company, or to operate all or any material portion of either the Business or Assets or the business or assets of the Buyer or any of its Affiliates or (d) would compel the Buyer or any of its Affiliates to dispose of all or any material portion of either the Business or Assets or the business or assets of the Buyer or any of its Affiliates.

6.6        Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions, as disclosed in Schedule 3.5, or as otherwise required by the TSXV conditional approval letter in respect of the listing of the Buyer Securities on terms and conditions satisfactory to the Buyer, will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Buyer (including any authorizations, consents or approvals required by any lenders or suppliers), and no such authorization, consent or approval will have been revoked.

6.7        FIRPTA Certificate. If requested by Buyer, the Seller will have delivered to the Buyer a duly executed certificate conforming to the requirements of Treasury Regulation Section 1.1445- 2(b)(2).

6.8        Intentionally omitted..

6.9        Proceedings and Documents. All corporate and other proceedings on the part of the Company and the Seller in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Buyer and its counsel, and they will have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

6.10    No Debt. The Company shall have no Debt.

6.11    Resignations and Releases and Revocations. The Buyer will have received the resignation of all officers and directors of the Company and a comprehensive release of the Company from each such individual. Revocations of all Authorizations which the Buyer has requested at least three (3) Business Days prior to the Closing be revoked.

6.12    No Material Adverse Effect. Since the Most Recent Balance Sheet Date, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect on the Business of the Company.

6.13    Releases and Discharges. All Encumbrances (including the To Be Terminated Encumbrances) of the Assets (other than Permitted Encumbrances) shall have been released and discharged and the Buyer shall have received satisfactory evidence of same.

6.14    Excalibur Assets. Other than as set forth on Schedule 3.19.1 hereto, all of the assets and contracts of Excalibur shall have been transferred to the Company without creating any Tax Liability for the Company or any other material Liability for the Company and all of the contracts of Excalibur (other than those the Buyer has advised the Seller should not be assigned) shall have been assigned to the Company (without the Company incurring any material Liability for such assignment) and the Buyer shall have received a duly executed certificate of the Chief Executive Officer and Chief Financial Officer of the Seller confirming same.

6.15    Non-Competition, Non-Solicitation and Non-Disclosure Agreement. The Seller shall have delivered a Non-Competition, Non-Solicitation and Non-Disclosure Agreement substantially in the form attached hereto as Exhibit A in consideration for the payments from Buyer to Seller under this Agreement.

6.16    Intentionally omitted.

6.17    Excalibur Seller Acknowledgement. The Buyer shall have received an acknowledgement addressed to the Buyer and the Company from each of the Seller, Rodger Jenkins and Gregory Jones confirming that (i) the Excalibur Stock Purchase Agreement has not been amended, (ii) neither of them has assigned their rights or obligations under the Excalibur Stock Purchase Agreement and (iii) neither the Buyer nor the Company nor any of their Affiliates shall have any liability or obligation in respect of the Excalibur Stock Purchase Agreement (including without limitation, with respect to any payments contemplated in Section 2.3 of the Excalibur Stock Purchase Agreement).

6.18    Authorization. All corporate action necessary to authorize (i) the execution, delivery and performance by Seller and the Company of this Agreement and any other agreements or instruments contemplated hereby to which Seller or the Company is a party and (ii) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by the Seller and the Company, and the Buyer and Route1 shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Seller and the Company, certified by the Secretary or Assistant Secretary of Seller or the Company, as applicable.

6.19    Delivery of Certificates and Documents to Buyer and Route1. The Seller shall have delivered, or cause to be delivered, to the Buyer and Route1 certificates as to the legal existence and good standing of Seller and the Company issued by the appropriate Governmental Authority and/or such appropriate official thereof.

6.20    Guarantees. The Buyer or Route1 shall have assumed, in form and substance satisfactory to them, acting reasonably, the guarantees set forth in Schedule 3.19.2.8 (other than any guarantees related to the Excluded Inventory) and the Seller shall have been released therefrom (other than in respect of the Excluded Inventory and any enforcement action brought under such guarantee prior to the Closing Time).

6.21    Liabilities. The Liabilities of (i) the Company to Seller or its Affiliates (including without limitation accounts payable by the Company) and (ii) the Seller or its Affiliates to the Company (including without limitation accounts payable by the Seller or its Affiliates), shall in each case, have been extinguished without creating any Liability for the Company.

7.	CONDITIONS TO THE SELLERS’ OBLIGATIONS AT THE CLOSING

The obligation of the Seller to consummate the Contemplated Transactions on the Closing Date is subject to the fulfillment of each of the following conditions to the satisfaction of the Seller (unless waived by the Seller in accordance with Section 12.3):

7.1        Representations and Warranties. The representations and warranties of the Buyer and Route1 contained in this Agreement and in any document, instrument or certificate delivered hereunder (a) that are not qualified by materiality or Material Adverse Effect, will be true and correct in all material respects at and as of the Closing Time with the same force and effect as if made as of the Closing Time and (b) that are qualified by materiality or Material Adverse Effect, will be true and correct in all respects at and as of the Closing Time with the same force and effect as if made as of the Closing Time, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

7.2        Performance. The Buyer and Route1 will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by the Buyer and Route1, respectively, at or prior to the Closing Time.

7.3        Qualifications. No provision of any applicable Legal Requirement and no Governmental Order will prohibit the consummation of any of the Contemplated Transactions.

7.4        Absence of Litigation. No Action will be pending or threatened in writing which may result in Governmental Order, nor will there be any Governmental Order in effect, (a) which would prevent consummation of any of the Contemplated Transactions, (b) which would result in any of the Contemplated Transactions being rescinded following consummation (and no such Governmental Order will be in effect), (c) which would limit or otherwise adversely affect the right of the Seller to own the Route1 Securities.

7.5        Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Governmental Authority or other Person that are required to consummate the Contemplated Transactions will have been obtained or made, in a manner reasonably satisfactory in form and substance to the Seller and no such authorization, consent or approval will have been revoked. Route1 shall have obtained written approval from the TSXV for the Contemplated Transactions.

7.6        Proceedings and Documents. All corporate and other proceedings on the part of the Buyer and Route1 in connection with the Contemplated Transactions and all documents incident thereto will be reasonably satisfactory in form and substance to the Seller and to its counsel, and the Seller will have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

7.7        Route1 Securities. Route1 or the Buyer will have delivered to the Seller one or more share certificates evidencing all of the securities representing the Route1 Securities and Warrants.

7.8        Ancillary Agreements. Each of the Ancillary Agreements required to be delivered to the Seller will have been executed and delivered to the Seller by each of the other parties thereto.

7.9        No Material Adverse Effect. Since the most recently filed Buyer Disclosure Documents on November 27, 2017, there will have occurred no events nor will there exist circumstances which singly or in the aggregate have resulted in a Material Adverse Effect on the business of Route1, Buyer or their Affiliates.

7.10    Authorization. All corporate action necessary to authorize (i) the execution, delivery and performance by Buyer and Route1 of this Agreement and any other agreements or instruments contemplated hereby to which Buyer or Route1 is a party and (ii) the consummation of the transactions and performance of its other obligations contemplated hereby and thereby shall have been duly and validly taken by Buyer and Route1, and the Seller shall have been furnished with copies of all applicable resolutions adopted by the Board of Directors of Buyer and Route1, certified by the Secretary or Assistant Secretary of Buyer and Route1 as applicable.

7.11    Delivery of Certificates and Documents to Seller. The Buyer shall have delivered, or cause to be delivered, to the Seller certificates as to the legal existence and good standing of Buyer and Route1 issued by the appropriate Governmental Authority and/or such appropriate official thereof.

7.12    Tennessee Lease. The Tennessee Lease shall have been assigned to the Company in accordance with the terms thereof and the Seller shall have been fully and unconditionally released by the landlord from all Liabilities and obligations thereunder.

7.13    Guarantees. The Buyer or Route1 shall have assumed, in form and substance satisfactory to the Seller, the guarantees set forth in Schedule 3.19.2.8 (other than any guarantees related to the Excluded Inventory) and the Seller shall have been released therefrom (other than in respect of the Excluded Inventory and any enforcement action brought under such guarantee prior to the Closing Time).

7.14    Liabilities. All Liabilities of the Seller or its Affiliates to the Company (including without limitation accounts payable by the Seller or its Affiliates) shall have been extinguished without creating any Liability for the Seller or its Affiliates.

8.	termination

8.1        Termination. If any condition set forth in Sections 6 or 7 is not satisfied at the Closing Time, or if it becomes apparent that any such condition cannot be satisfied at the Closing Time, the party entitled to the benefit of such condition (the “First Party”) may, provided it is not in breach of its obligations under this Agreement, terminate this Agreement by notice in writing to the other party and in such event:

(a)               Unless the other party can show that the condition or conditions, which have not been satisfied and for which the First Party has terminated this Agreement, are reasonably capable of being performed or caused to be performed by the First Party or have not been satisfied by reason of a default hereunder by the First Party, the First Party shall be released from all obligations hereunder; and

(b)               Unless the First Party can show that the condition or conditions, which have not been satisfied and for which the First Party has terminated this Agreement, are reasonably capable of being performed or caused to be performed by the other party or have not been satisfied by reason of a default hereunder by the other party, the other party shall also be released from all obligations hereunder.

9.                  INDEMNIFICATION; INSURANCE; LIMITATION ON LIABILITY

9.1        Indemnification by the Seller. The Seller will indemnify and hold harmless the Buyer and each of its directors, officers, shareholders, partners, employees, agents and Affiliates (including, following the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances (other than Permitted Encumbrances), losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a third party claim (each, a “Loss”, and collectively, the “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement, any Ancillary Agreement or in any exhibit, Schedule, instrument or certificate delivered by Seller to Buyer pursuant to this Agreement; (b) any fraud of the Seller or any breach or violation of any covenant or agreement of the Seller in or pursuant to this Agreement or any Ancillary Agreement to the extent required to be performed or complied with by the Seller at or prior to the Closing Date; (c) any Liability under or in connection with the Arizona Warehouse Lease, (d) any Liability of the Company for Liabilities of the Seller or its Affiliates (including without limitation, Excalibur Integrated Systems Inc.); (e) any Closing Debt or Seller Transaction Expenses; (f) any Liabilities in excess of $50,000 or any Tax Liabilities, in each case associated with the manner in which the assets of Excalibur Integrated Systems Inc. were transferred to the Company; (g) any Taxes required to be paid by the Company relating to any period on or before the Closing Date; (h) any Third Party Claim against the Company instituted prior to or after the Closing Time relating to matters arising from (X) the conduct of the Business prior to the Closing Time and whether or not disclosed on Schedule 3.23 or (Y) the Excluded Inventory (other than arising from the gross negligence, recklessness or willful misconduct of the Buyer or Route1 or arising following the Closing Date from the gross negligence, recklessness or willful misconduct of the Company. With respect to Section 9.1(a), in the case of any representation or warranty that is limited by the word “Material Adverse Effect”, “material” or by any similar term or limitation, the amount of Losses subject to indemnification hereunder shall be determined as if the words “Material Adverse Effect”, “material” or any similar term or limitation were not included therein.

9.2        Indemnity by the Buyer, Route1 and Company. The Buyer, Route1 and the Company (post-closing) will individually and/or jointly indemnify and hold harmless the Seller and each of its directors, officers, shareholders, partners, employees, agents and Affiliates (excluding, for avoidance of doubt, the Company after the Closing Date), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to, directly or indirectly: (a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer or Route1 in this Agreement, any Ancillary Agreement or in any exhibit, Schedule, instrument or certificate delivered by Buyer or Route1 to Seller pursuant to this Agreement; or (b) any fraud of Buyer or Route1 or any breach or violation of any covenant or agreement of the Buyer or Route1 (including under this Section 9) in or pursuant to this Agreement, any Ancillary Agreement (or in any of the exhibit, Schedule, instrument or certificate delivered hereunder to Seller) to the extent required to be performed or complied with by the Buyer or Route1; or (c) the conduct of the Business by the Company following the Closing Time that are suffered by them in their capacity as a former member or owner of the Company; or (d) any claim or demand made against the Seller in connection with the guarantees set forth in Schedule 3.19.2.8 (other than in respect of the Excluded Inventory and any enforcement action brought under such guarantee prior to the Closing Time) by the holder of any of the guarantees set forth in Schedule 3.19.2.8. With respect to Section 9.2(a), in the case of any representation or warranty that is limited by the word “Material Adverse Effect”, “material” or by any similar term or limitation, the amount of Losses subject to indemnification hereunder shall be determined as if the words “Material Adverse Effect”, “material” or any similar term or limitation were not included therein.

9.3        Notice; Defense of Claims. Each party to this Agreement that is indemnified shall (i) give prompt written notice to the Indemnifying Party upon receiving notice of the claims, suits or proceedings and (ii) have the right to retain counsel of its own choice to represent it with the prior written approval of the Indemnifying Party, which shall not be unreasonably withheld or delayed. Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the Indemnified Party to collect such claims from the indemnifying party so long as such failure to so notify does not materially adversely affect the Indemnifying Party’s ability to defend such claim against a third party. The Indemnifying Party shall assume the defense of and settlement for the Indemnified Parties. Without the prior written consent of the Indemnified Parties, which shall not be unreasonably withheld or delayed, the Indemnifying Party shall not, settle or compromise any claim, or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to any of the Indemnified Parties or an adverse statement with respect to the character, professionalism, expertise or reputation of any of the Indemnified Parties or any action or inaction of any of the Indemnified Parties.

9.4        Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, OTHER THAN WITH REGARD TO CLAIMS BROUGHT BY A THIRD PARTY COVERED BY AN INDEMNIFICATION OBLIGATION WHICH SHALL BE SUBJECT TO THE CAP (AS DEFINED BELOW), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY, MULTIPLIED, PUNITIVE OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOST DATA, LOST PROFITS OR LOST REVENUE ARISING FROM OR RELATING TO THIS AGREEMENT HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. OTHER THAN IN THE CASE OF AN INTENTIONAL MISREPRESENTATION, FRAUD OR THE MATTERS IN SECTION 9.1(c), 9.1(d), 9.1(e), 9.1(f), 9.1(g) OR 9.1(h)(Y) OR IN RESPECT OF THE REPRESENTATION ON WARRANTS IN SECTIONS 3.11 (DEBT GUARANTEES), 3.17 (TAX MATTERS), 3.30 (NO BROKERS) or 4.5 (NO BROKERS), THE TOTAL CUMULATIVE LIABILITY OF EITHER PARTY TO THE OTHER PARTY ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, INCLUDING INDEMNIFICATION UNDER SECTION 9, WILL NOT EXCEED THE AMOUNT RECEIVED BY SELLER UNDER THIS AGREEMENT (“CAP”).

10.	TAX MATTERS

10.1    Cooperation on Tax Matters. Buyer and the Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

10.2    Straddle Period. In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (1) In the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (2) In the case of Taxes not described in (1) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

10.3    Transfer Taxes. The Seller shall be responsible for the timely payment of, and to such extent shall indemnify and hold harmless the Buyer against, all sales (including without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes (in no event including Taxes computed on the basis of income) and fees (“Transfer Taxes”) of Seller arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Seller shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Buyer shall prepare any such Tax Returns that are the primary responsibility of Buyer under applicable laws. Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld.

11.	Post-Closing Covenants

11.1    Further Assurances; Cooperation. During the period of three years from the Closing Date, each party will promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any assurances or documents or instruments of transfer, or take, or cause to be taken, all such further or other reasonable action, as reasonably requested by any other Party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. During the period of three years from the Closing Date, each party will reasonably cooperate with the other party, as and to the extent reasonably requested by the party, in connection with any claim or Action of a third party related to the Business prior to the Closing Time. Such reasonable cooperation shall include (upon a party’s request) the provision of records and information, that are reasonably relevant to any such claims or Actions, provided that the party seeking cooperation pay reasonable travel, communication and out-of-pocket expenses of the other party or their representatives directly incurred in connection with such cooperation, making itself and their representatives reasonably available to provide additional information and explanation of any material provided hereunder.

11.2    Bar Financial Statements. If the Buyer or Route1 requires any assistance with complying with the requirement to prepare the financial disclosure required by National Instrument 51-102 of the Canadian Securities Regulators, including the Financial Statements, the Seller shall, and shall cause its representatives, auditors, counsel and Affiliates, to reasonably cooperate with Buyer and Route1, at Buyer and Route1’s expense, in preparation of same and provide all records and information reasonably requested by Buyer or Route1.

11.3    Use of Names. From and after the Closing Date, Seller and its Affiliates shall (a) cease to use the names “Group Mobile Int’l,” and “Excalibur Integrated Systems” and any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto in respect of any business or commercial venture and (b) not hold themselves out as Affiliates, representatives or agents of, or as otherwise associated with, the Company or the Buyer.

11.4    Tax Returns. The Seller shall timely file all Tax Returns required to be filed by the Company for the year ending December 31, 2017 and all Taxes owed by the Company (whether or not shown on any Tax Return) relating to any period prior to the Closing Time shall be an obligation of the Seller and shall be timely paid by the Seller on behalf of the Company.

11.5                Survival of Representations and Warranties. All representations, warranties, covenants and obligations herein or in any exhibit, schedule, or certificate delivered by either party to the other party incident to the Contemplated Transaction shall be deemed to have been relied upon by the other party and, shall survive the execution and delivery of this Agreement.

11.6    Route1 Guarantee for Buyer. Immediately upon demand of Seller, Route1 covenants and agrees to pay to the Seller the moneys to be paid by Buyer to Seller under this Agreement if the Buyer does not perform such obligations.

11.7    Intentionally Omitted.

11.8                Buyer Parties Books and Records; Audit Rights.

(a)               All calculations and computations relating to Earnout shall be made in accordance with GAAP.

(b)               Provided that the Seller executed a Confidentiality Agreement having a term of 4 years and otherwise in form and substance satisfactory to the Buyer, acting reasonably, Seller shall have the right to procure, not more than once per calendar year, an audit of the accounts relating to the calculation of the Earnout for the most recent calendar year and have access to the books and records of the Buyer and the Company. Such audits shall be conducted by an accountant selected by and paid for by Seller; provided that if the audit shows that the Seller has been underpaid by more than ten percent (10.0%) for the audit period, the Buyer Parties will reimburse Seller for the reasonable and documented expenses of the audit. Any deficits in payments made to Seller, which may be confirmed by such audit, shall be rectified by the Buyer Parties within fifteen (15) days of the date of final determination as agreed by the parties or failing such agreement, as determined by a court of competent jurisdiction.

(c)               The Buyer Parties shall keep and maintain accurate and detailed books and records for Seller to ascertain the Earnout payable hereunder. Books and records pertaining to a particular Earnout reporting period shall be maintained for three (3) years from the date on which Earnout report is submitted to Seller.

11.9    Company Books and Records. The Seller shall deliver or cause to be delivered the books and records of Company as soon as possible after the Closing Time and in such form as the Buyer may reasonable require. All books and records of the Company (including all operations, technical and financial documentation of the Company and all confidentiality agreements entered into by or on behalf of the Company, in anticipation of or in connection with the transactions contemplated by this Agreement will be readily available to Buyer at the Leased Real Property set forth in the Tennessee Lease (or such other location as may be acceptable to the Buyer) promptly following the Closing.

11.10 Transferability to Successors. Each party shall require any purchaser of all or substantially all of the assets of such party to expressly assume and agree to perform this Agreement and related documents in the same manner and to the same extent that such party would be required to perform if no such sale had taken place. Neither this Agreement, the related documents nor the rights or obligations hereunder of a party hereto shall be transferable or assignable, except in accordance with this Section 11.10 and Section 12.2.

11.11 Information Required for the Business.

(a)               Intentionally omitted;

(b)               During the period of three years from the Closing Date (six years for information relating to Taxes) and without prejudice to any of the other representations, warranties or covenants contained herein, if any business information that is required by the Company and/or Buyer (a) to carry on the Business in the Ordinary Course in the same manner as it was conducted by Seller or the Company during the five year period prior to the Closing Date, (b) to fulfill any of the Contracts, plans or projects of the Company in each case in effect as of the Closing Date, (c) to comply with any law in effect as of the Closing Date applicable to the Company or the Business or (d) to comply with any law which may be applicable to the Company or the Business in the future is not in the possession of Buyer or the Company or readily discoverable or accessible by Buyer or the Company, but is in the possession or under the control of, or otherwise available to Seller or its Affiliates, the Seller or the relevant Affiliate shall procure such information and provide it to Buyer or the Company as soon as reasonably possible; provided, however, that Buyer shall reimburse Seller for any costs required to be paid by it to a third party in order to obtain any such information. If a Seller or its Affiliate desires to dispose of any of such information prior to the expiration of such three or six year period, Seller or such Affiliate shall, prior to such disposition, give Buyer a reasonable opportunity to obtain such information at no cost to Buyer. For greater certainty, nothing in this subsection shall obligate the Seller to retain such information.

12.	MISCELLANEOUS

12.1    Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission by the intended recipient; provided, that such communication is also sent by some other means permitted by this Section 12.1); (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); or (d) by e-mail (in which case it will be effective on the date sent if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and followed by a transmission pursuant to another method of delivery permitted by this Section 12.1) in each case, to the address (or facsimile number) listed below:

If to Seller, to:

XpresSpa Group, Inc.

780 Third Avenue, 12th Floor

New York, NY 10017

Attention:	Legal
Telephone number:	(212) 309-7549
Facsimile number:	(646) 532-6775

With a copy to:

Email:	Notices@xpresspagroup.com

If to the Buyer, to:

Route1 Inc.

8 King Street East, Suite 600

Toronto, Ontario M5C 1B5

Telephone number:	(416) 848-8391
Attention:	Chief Executive Officer
Email:	tony.busseri@route1.com

With a copy to:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Toronto, Ontario M5H 2T6

Telephone number:	(416) 865 5467
Facsimile number:	(416) 364 7813
Attention:	Krisztian Toth
Email:	ktoth@fasken.com

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 12.1 to each of the other parties hereto.

12.2    Succession and Assignment; No Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including if applicable and if applicable laws so provide, any successor by reason of merger, amalgamation or statutory arrangement) and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party which shall not be unreasonably withheld or delayed. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and permitted assignees, any legal or equitable rights hereunder. Notwithstanding the foregoing, the Buyer Indemnified Persons and the Seller Indemnified Persons shall be considered third party beneficiaries of this Agreement with respect to Section 9 hereof.

12.3    Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer or Route1, on the one hand, and the Seller, on the other hand, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

12.4    Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly incorporated by reference herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, representations and agreements, whether written or oral, with respect thereto including the letter of intent dated December 15, 2017.

12.5    Intentionally omitted.

12.6    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto and delivered by electronic transmission in PDF format.

12.7    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law in light of the intent of the parties expressed in that provision under the laws applied under this Agreement.

12.8    Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

12.9    Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

12.10 Governing Law. This Agreement, the negotiation, terms and performance of this Agreement, the rights of the parties under this Agreement, and all Actions arising in whole or in part under or in connection with this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Province of Ontario, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

12.11 Jurisdiction; Venue; Service of Process.

12.11.1                        Jurisdiction. Except as otherwise expressly provided in this Agreement, each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the courts of the Province of Ontario for the purpose of any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement or any Ancillary Agreement , (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any Action in connection with this Agreement or any Ancillary Agreement, any claim that it, the party is not subject personally to the jurisdiction of the above-named courts, that venue in any such court is improper, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens or improper venue, that such Action should be transferred or removed to any court other than one of the above-named courts, and (c) hereby agrees not to commence or prosecute any Action in connection with this Agreement or any Ancillary Agreement other than before one of the above-named courts. Notwithstanding the foregoing, a party hereto may commence any Action in connection with this Agreement or any Ancillary Agreement in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

12.11.2                        Service of Process. With regard to any Action in connection with this Agreement or any Ancillary Agreement, each party hereto hereby (a) consents to service of process in any Action between any of the parties hereto arising in whole or in part under or in connection with this Agreement or any Ancillary Agreement, in any manner permitted by the laws of the Province of Ontario, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at its address specified pursuant to Section 10.1 will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

12.12 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated (including without limitation the obligations of Buyer and Route1 under Sections 2.4(b) and 2.4(c)). Accordingly, each of the parties hereto agrees that, without posting bond or other undertaking, the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court specified in Section 12.11.1 in addition to any other remedy to which it, he or she may be entitled, at law or in equity.

12.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO IRREVOCABLY TO WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.14 Representation by Counsel. Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

[Signature Page follows]

[Signature Page to Membership Interest Purchase Agreement]

THE SELLER	XPRESSPA GROUP, INC.

	By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: CEO

THE BUYER	ROUTE1 SECURITY CORPORATION

	By:	/s/ Tony P. Busseri
Name: Tony P. Busseri
Title: CEO

ROUTE1	ROUTE1 INC.

	By:	/s/ Tony P. Busseri
Name: Tony P. Busseri
Title: CEO